Exhibit 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and between

MIRANT AMERICAS INC.

as Seller

and

LS POWER ACQUISITION CO I, LLC

as Buyer

dated as of January 15, 2007

i

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER	25

5.1	ORGANIZATION	25
5.2	AUTHORITY; ENFORCEABILITY	25
5.3	NO CONFLICTS	26
5.4	LEGAL PROCEEDINGS	26
5.5	COMPLIANCE WITH LAWS AND ORDERS	26
5.6	BROKERS	26
5.7	ACQUISITION AS INVESTMENT	26
5.8	FINANCIAL RESOURCES	27
5.9	NO CONFLICTING CONTRACTS	27
5.10	OPPORTUNITY FOR INDEPENDENT INVESTIGATION; NO OTHER REPRESENTATIONS	27
5.11	AFFILIATE GUARANTY	28
5.12	SUBSCRIPTION FACILITIES	28

ARTICLE VI	COVENANTS	28

6.1	REGULATORY AND OTHER APPROVALS	28
6.2	ACCESS OF BUYER AND SELLER	29
6.3	CERTAIN RESTRICTIONS	30
6.4	USE OF CERTAIN NAMES	32
6.5	EMPLOYEE AND BENEFIT MATTERS	33
6.6	TERMINATION OF CERTAIN SERVICES AND CONTRACTS	35
6.7	INDEBTEDNESS	35
6.8	INSURANCE	35
6.9	TRANSFER TAXES	36
6.10	BOOKS AND RECORDS	36
6.11	TAX MATTERS	36
6.12	SCHEDULE UPDATE	39
6.13	CASUALTY	39
6.14	CONDEMNATION	40
6.15	CONFIDENTIALITY	40
6.16	PUBLIC ANNOUNCEMENTS	40
6.17	RELEASE OF GUARANTIES, ETC.	41
6.18	BUYER’S REASONABLE BEST EFFORTS	41
6.19	ASIGNMENTS; BACK-TO-BACK ARRANGEMENTS	41
6.20	LETTER OF CREDIT	43
6.21	DISTRIBUTIONS	43
6.22	ALLOCATION OF CERTAIN ITEMS	43
6.23	FURTHER ASSURANCES	43
6.24	MONTHLY OPERATING REPORT	44
6.25	MAJOR MAINTENANCE	44
6.26	SALE OF ADDITIONAL EQUIPMENT	44
6.27	SELLER CREDITWORTHINESS	44
6.28	BOSQUE CONVERSION.	44
6.29	TRANSITION SERVICES ARRANGEMENTS	45
6.30	ASSIGNMENT OF TRANSMISSION SERVICES AGREEMENTS	45

ARTICLE VII	BUYER’S CONDITIONS TO CLOSING	46

7.1	REPRESENTATIONS AND WARRANTIES	46
7.2	PERFORMANCE	46
7.3	OFFICER’S CERTIFICATE	46
7.4	ORDERS AND LAWS	46
7.5	CONSENTS AND APPROVALS	46
7.6	RESIGNATION OF MEMBERS, MANAGERS, OFFICERS AND DIRECTORS	47
7.7	RELEASE OF INDEBTEDNESS; RELEASE OF LIENS	47

ARTICLE VIII	SELLER’S CONDITIONS TO CLOSING	47

8.1	REPRESENTATIONS AND WARRANTIES	47
8.2	PERFORMANCE	47
8.3	OFFICER’S CERTIFICATE	47
8.4	ORDERS AND LAWS	47
8.5	CONSENTS AND APPROVALS	48
8.6	RATINGS CONFIRMATION	48

ARTICLE IX	TERMINATION	48

9.1	TERMINATION	48
9.2	EFFECT OF TERMINATION; BREAK UP FEE	49
9.3	SPECIFIC PERFORMANCE AND OTHER REMEDIES	49

ARTICLE X	INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS	50

10.1	INDEMNIFICATION	50
10.2	LIMITATIONS OF LIABILITY	50
10.3	INDIRECT CLAIMS	52
10.4	WAIVER OF OTHER REPRESENTATIONS.	52
10.5	WAIVER OF REMEDIES	54
10.6	PROCEDURE WITH RESPECT TO THIRD-PARTY CLAIMS	54

ARTICLE XI	MISCELLANEOUS	55

11.1	NOTICES	55
11.2	ENTIRE AGREEMENT	57
11.3	EXPENSES	57
11.4	DISCLOSURE	57
11.5	WAIVER	57
11.6	AMENDMENT	58
11.7	NO THIRD PARTY BENEFICIARY	58
11.8	ASSIGNMENT; BINDING EFFECT	58
11.9	HEADINGS	58
11.10	INVALID PROVISIONS	58
11.11	COUNTERPARTS; FACSIMILE	58
11.12	GOVERNING LAW; VENUE; AND JURISDICTION	59

EXHIBITS

Exhibit 1.1—G	Form of Fund Guaranty
Exhibit 1.1—LC	Form of Letter of Credit
Exhibit 2.4-A	Form of Company Assignment Agreement (Mirant Las Vegas; Mirant Sugar Creek; Shady Hills Power Company; West Georgia Generating Company)
Exhibit 2.4-B	Form of Company Assignment Agreement (Mirant Zeeland; Mirant Texas LP Interest)
Exhibit 2.4-C	Form of Company Assignment Agreement (Mirant Texas GP Interest)
Exhibit 2.4-D	Bill of Sale for Equipment A
Exhibit 2.4-E	Bill of Sale for Equipment B
Exhibit 6.19	Master Back-to-Back Agreement

SCHEDULES

1.1—A	Net Working Capital Calculation
1.1—G	Fund Guaranty
1.1—K	Knowledge
1.1—LC	Letter of Credit
1.1—PL	Permitted Liens
2.1(d)	Additional Equipment
2.7	Initial Base Purchase Price Allocation
3.3(c)	Seller Approvals
4.2	Company Consents
4.3	Capitalization
4.4	Operation of Business
4.5	Bank Accounts
4.7	Legal Proceedings
4.8	Compliance with Laws
4.9	Financial Statements; Undisclosed Liabilities
4.10	Absence of Certain Changes
4.11	Taxes
4.12	Regulatory Status
4.13	Material Contracts
4.14	Real Property
4.15(a)	Permits
4.16(c)	Emissions Credits and Allowances
4.19	Labor Matters
4.19(b)	Employees
4.19(c)	Third Party Vendor Employees
4.20	Employee Benefits
5.3	Buyer Approvals
5.8	Financing Documents
5.9	Conflicts

6.3	Exceptions to Conduct of Business
6.6	Terminated Contracts
6.10	Books and Records
6.17	Support Obligations
6.19(a)	Commercial Agreements
6.22	Allocation Examples
6.28	Bosque Permit
6.29(a)	Transition Services
6.29(b)	Transition Services Fee Schedule

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated as of January 15, 2007(this “Agreement”), is made and entered into by and between Mirant Americas Inc., a Delaware corporation (“Seller”), and LS Power Acquisition Co I, LLC, a Delaware limited liability company(“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell and to cause the Parent Companies (as defined below) to sell to Buyer, and Buyer desires to purchase from Seller and the Parent Companies, 100% of the equity interests in the Project Companies (as defined below) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1          Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” has the meaning given to it in Section 5.7.

“Additional Equipment” has the meaning given to it in Section 2.1(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by Contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“Ancillary Agreements”means the Company Assignment Agreements, the Fund Guaranty, the Closing Certificates and the other documents and agreements to be delivered pursuant to this Agreement.

“Apex Project” means the electric generating facility at 15555 Apex Power Parkway, Las Vegas, NV 89165.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, which assets and properties are operated, owned or leased by such Person.

“Assignment Notice” has the meaning given to it in Section 6.19(b).

“Balance Sheets”has the meaning given to it in Section 4.9.

“Bankruptcy Order” means that certain Order Confirming the Amended and Restated Second Amended Joint Chapter 11 Plan of Reorganization for Mirant Corporation and its Affiliated Debtors.

“Base Purchase Price” has the meaning given to it in Section 2.2(a).

“Benefit Plan” means (a) each material “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, of Seller or any of its Affiliates that covers the Employees, (b) each stock bonus, stock ownership, stock option, stock purchase, stock appreciation right, phantom stock, or other stock plan (whether qualified or nonqualified) that covers the Employees, and (c) each bonus or incentive compensation plan that covers the Employees.  Benefit Plans do not include any Multiemployer Plans.

“Bosque Project” means the electric generating facility at 557 Bosque County Rd. 3610, Clifton, TX 76634.

“Business,” as to any Project Company, means the ownership and operation of the respective Project as currently conducted (and not including any future build out or development rights), including the generation and sale of electricity and capacity and electric-related products by such Project Company at or from the Project as currently conducted, the receipt by such Project Company of fuel and the conduct of other activities by such Project Company related or incidental to the foregoing all as currently conducted.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Approvals” has the meaning given to it in Section 5.3(c).

“Buyer Indemnified Parties” has the meaning given to it in Section 10.1(a).

“Casualty Loss” has the meaning given to it in Section 6.13.

“CBA” has the meaning given to it in Section 6.5(b).

“CBA Employees” has the meaning given to it in Section 4.19(d).

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

“Claiming Party” has the meaning given to it in Section 10.6(a).

“Closing” means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.3.

“Closing Certificates” means the officer’s certificates referenced in Section 7.3 and Section 8.3.

“Closing Date” means the date on which Closing occurs.

“Closing Date Net Working Capital”means the aggregate Net Working Capital of the Project Companies as of the Closing Date.

“COBRA Continuation Coverage” has the meaning given to it in Section 6.5(h).

“Code” means the Internal Revenue Code of 1986.

“Commercial Agreement” has the meaning given to it in Section 6.19(a).

“Company Assignment Agreement” has the meaning given to it in Section 2.4(a).

“Company Consents” has the meaning given to it in Section 4.2(b).

“Company Interests” means 100% of the membership interests in each of Mirant Las Vegas, Mirant Sugar Creek, Mirant Zeeland, Shady Hills Power Company and West Georgia Generating Company and 100% of the partnership interests in Mirant Texas.

“Condemnation Value” has the meaning given to it in Section 6.14.

“Confidentiality Agreement” means that certain Confidentiality Agreement between Buyer and Mirant Corporation dated September 21, 2006.

“Contract” means any legally binding contract, lease, license, evidence of Indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement but shall exclude Permits.

“Controlled Group Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, or (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Credit Rating” means, with respect to any Person, the rating given to such Person’s long-term unsecured debt obligations by S&P or Moody’s, as applicable, and any successors thereto.

“Deductible Amount” has the meaning given to it in Section 10.2(c).

“Effective Time of Transfer” has the meaning given to it in Section 6.19(b).

“Employees” has the meaning given to it in Section 4.19(b).

“Environmental Claim” means any Claim or Loss arising out of or related to any violation of Environmental Law.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; and all similar Laws (including implementing regulations) of any Governmental Authority having jurisdiction over the assets in question addressing pollution control or protection of the environment.

“Equipment A” means the equipment designated on Schedule 2.1(d) as “Equipment A”.

“Equipment B” means the equipment designated on Schedule 2.1(d) as “Equipment B”.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (i) Equity Interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (iii) securities convertible into or exercisable or exchangeable for shares of Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b) or (c) of the Code or Section 400l(b)(l) of ERISA that includes Seller, or that is a member of the same “controlled group” as Seller pursuant to Section 4001(a)(14) of ERISA; provided, however, that the Project Companies shall not be considered to be ERISA Affiliates from and after the Closing Date.

“Evaluation Materials” has the meaning given to it in the Confidentiality Agreement.

“Excluded Liabilities” means all Claims and Losses of or relating to each Project Company, Seller or its Affiliates arising out of:  (i) the Southern Company and Other Claims, (ii) any Benefit Plan liabilities relating to periods prior to the Closing Date, and (iii) fees payable to any broker, finder, financial advisor or agent with respect to the transactions contemplated by this Agreement.

“FERC” means the Federal Energy Regulatory Commission or its successor Governmental Authority.

“Financing Documents”has the meaning given to it in Section 5.8.

“FPA” means the Federal Power Act.

“Fund Guaranty” means a guaranty in the form of Exhibit 1.1-G from LS Power Equity Partners II, L.P. in an amount equal to 10% of the Base Purchase Price.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over natural gas, electricity, power or other markets.

“Hazardous Material” means each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products that have been released into the environment in concentrations or locations for which remedial action is required under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business consistent with past practices; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; and (f) any guaranty of any of the foregoing.

“Indemnified Parties” has the meaning given to it in Section 10.1(b).

“Indemnifying Party” means a Person required to indemnify a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be, pursuant to the terms of this Agreement.

“Indiana Code” means the Indiana Code in effect as of the date hereof.

“Indiana Utility Regulatory Commission” means the regulatory commission charged with the regulation of electric, natural gas, telecommunications, steam, water and sewer utilities in the State of Indiana or its successor Governmental Authority.

“Initial Base Purchase Price Allocation Schedule” has the meaning given to it in Section 2.7(a).

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interim Balance Sheets”has the meaning given to it in Section 4.9.

“Interim Period” has the meaning given to it in Section 6.1.

“Knowledge,” when used in a particular representation in this Agreement with respect to Seller, means the actual knowledge of the individuals listed on Schedule 1.1-K.

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, decrees, court decisions, and other pronouncements having the effect of law of any Governmental Authority.

“Letter of Credit” means an irrevocable, standby letter of credit in the form of Exhibit 1.1-LC with a face amount equal to 10% of the Base Purchase Price from a commercial bank with ratings of at least “A-” by S&P and at least “A3” by Moody’s, with such changes as shall otherwise be in form and substance reasonably satisfactory to Seller.  The Letter of Credit shall secure the obligations of Buyer pursuant to Section 9.2.

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, option, warranty, purchase right or other encumbrance.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs, charges, Taxes, obligations, demands, fees, interest, losses and expenses (including court costs and reasonable fees of attorneys, accountants and other experts in connection with any Claim made by a third party).  For all purposes in this Agreement the term “Losses” does not include any Non-reimbursable Damages.

“Master Back-to-Back Agreement”means that certain Master Back-to-Back Agreement by and among Mirant Energy Trading and Buyer, substantially in the form attached hereto as Exhibit 6.19.

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Project Companies, taken as a whole; provided, however, that the following shall not be considered when determining whether a Material Adverse Effect has occurred: any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) resulting from (a) any change generally affecting the international, national or regional electric generating, transmission or distribution industry; (b) any change generally affecting the international, national or regional wholesale or retail markets for electric power; (c) any change generally affecting the international, national or regional wholesale or retail markets for the natural gas industry; (d) any change in markets for commodities or supplies, including electric power, natural gas or fuel and water, as applicable, used in connection with any Project Company; (e) any change in market design and pricing; (f) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities or changes imposed by a Governmental Authority associated with additional security; (g) any change in the international, national or regional electric transmission or distribution systems or operations thereof; (h) any continuation of an adverse trend or condition; (i) any change in any Laws (including Environmental Laws) or industry standards; (j) the failure of Seller or any Non-Company Affiliate to effect the assignment of any Contract or Permit to Buyer, any Project Company, or any Affiliate of Buyer; (k) any change in the financial condition or results of operation of any Project Company caused by the pending sale of such Project Company to Buyer, including changes due to the Credit Rating of Buyer; (l) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (m) any actions to be taken pursuant to or in accordance with this Agreement; or (n) the announcement or pendency of the transactions contemplated hereby; provided, that any breach or inaccuracy by Seller of any representation, warranty, covenant, or other obligation in this Agreement shall not be considered a Material Adverse Effect if Buyer had actual knowledge of such breach or inaccuracy or the existence or occurrence of any fact or event which caused any such  breach or inaccuracy (and for purposes of this clause, the documents and materials disclosed to Buyer or its Representatives in the course of its due diligence, and their contents, are deemed to be known to Buyer) as of the date of this Agreement; provided, further, that any Loss, claim, occurrence, change or effect that is cured prior to the Closing Date shall not be considered a Material Adverse Effect.

“Material Contracts” has the meaning given to it in Section 4.13(a).

“Minimum Net Worth” means, with respect to any Person, the difference between (a) the total assets of such Person and its subsidiaries, and (b) the total liabilities of such Person and its subsidiaries in each case on a consolidated basis in accordance with GAAP.

“Mirant Americas Generation” means Mirant Americas Generation, LLC, a Delaware limited liability company.

“Mirant Energy Trading” means Mirant Energy Trading, LLC, a Delaware limited liability company.

“Mirant Las Vegas” means Mirant Las Vegas, LLC, a Delaware limited liability company.

“Mirant North America” means Mirant North America, LLC, a Delaware limited liability company.

“Mirant Sugar Creek” means Mirant Sugar Creek, LLC, a Delaware limited liability company.

“Mirant Texas” means Mirant Texas, LP, a Delaware limited partnership.

“Mirant Texas Management” means Mirant Texas Management, LLC, a Delaware limited liability company.

“Mirant Zeeland” means Mirant Zeeland, LLC, a Delaware limited liability company.

“Moody’s” means Moody’s Investors Services, Inc.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA covering the CBA Employees.

“Net Working Capital” means (without duplication), with respect to each Project Company, the amount (expressed as a positive or negative number) calculated in accordance with the formula and methodology described on, and used in the preparation of, Schedule 1.1-A, and otherwise in accordance with GAAP.

“Non-CBA Employees” means all Employees other than CBA Employees.

“Non-Company Affiliate” means any Affiliate of Seller, except for the Project Companies.

“Non-reimbursable Damages” has the meaning given to it in Section 10.5(b).

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the place of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Parent Companies” means, collectively, Mirant Americas Generation, Mirant North America and Mirant Texas Management.

“Parties” means collectively, Buyer and Seller.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents and orders issued or granted by a Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings; (b) any Lien arising in the ordinary course of business consistent with past practices by operation of Law with respect to a liability that is not yet due or delinquent or that is being contested in good faith by Seller or a Project Company; (c) any Lien reflected in the Interim Balance Sheets; (d) purchase money Liens arising in the ordinary course of business consistent with past practices; (e) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any survey, in the title policies insuring a Property or any commitments therefor, or in any title reports, to the extent such surveys, title policies, commitments or title reports are listed on Schedule 1.1-PL; (f) imperfections or irregularities of title and other Liens that would not, in the aggregate, reasonably be expected to materially detract from the value of the affected property; (g) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate a Property; (h) all matters of record, that would not, in the aggregate, reasonably be expected to materially detract from the value of the affected property; (i) the terms and conditions of the Material Contracts, the Permits listed on Schedule 4.15(a) or the Contracts listed on Schedule 4.13; (j) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security

Laws; (k) any Lien that is released on or prior to Closing; and (l) the matters identified on Schedule 1.1-PL.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pre-Closing Taxable Period” has the meaning given to it in Section 6.11(a).

“Project” or “Projects”means one or more of the Apex Project, the Bosque Project, the Shady Hills Project, the Sugar Creek Project, the West Georgia Project, and the Zeeland Project.

“Project Company” means each of Mirant Las Vegas, Mirant Sugar Creek, Mirant Texas, Mirant Zeeland, Shady Hills Power Company and West Georgia Generating Company.

“Property” means the real property on which a Project is located, including easements and rights-of-way appertaining thereto.

“Property Taxes” has the meaning given to it in Section 6.11(b).

“PUCT” means the Public Utility Commission of Texas or its successor Governmental Authority.

“PUHCA of 2005” means the Public Utility Holding Company Act of 2005.

“Purchase Price” has the meaning given to it in Section 2.2(a).

“Purchase Price Allocation Schedule” has the meaning given to it in Section 2.7(b).

“Ratings Confirmation” has the meaning given to it in Section 8.6.

“Release” means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Materials into the environment, to the extent that such release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of the Hazardous Materials gives rise to an Environmental Claim or is prohibited under applicable Environmental Laws.

“Representatives” means, as to any Person, its officers, directors, partners, members, employees, counsel, accountants, financial advisers and consultants.

“Required Equipment Approvals”has the meaning given to it in Section 6.26.

“Responding Party” has the meaning given to it in Section 10.6(a).

“Restoration Cost” has the meaning given to it in Section 6.13.

“S&P” means Standard & Poor’s Ratings Group.

“Schedule Update” has the meaning given to it in Section 6.12.

“Schedules” means the disclosure schedules prepared by Seller and attached to this Agreement.

 “Seller” has the meaning given to it in the introduction to this Agreement.

“Seller Approvals” has the meaning given to it in Section 3.3(c).

“Seller Indemnified Parties” has the meaning given to it in Section 10.1(b).

“Seller Marks” has the meaning given to it in Section 6.4(a).

“Seller’s Determination” has the meaning given to it in Section 2.6(a).

“Shady Hills Power Company”meansShady Hills Power Company, L.L.C., a Delaware limited liability company.

“Shady Hills Project”means the electric generating facility at 14240 Merchant Energy Way, Shady Hills, FL 34610.

“Southern Company and Other Claims” means (i) any liability of Mirant Las Vegas, Mirant Sugar Creek, Mirant Texas, Mirant Zeeland, Shady Hills Power Company, and/or West Georgia Generating Company associated with the following proofs of claim filed by The Southern Company in Jointly Administered Chapter 11 Case No. 03-46590-DML, United States Bankruptcy Court, Northern District of Texas, Fort Worth Division, of MC 2005 LLC (f/k/a Mirant Corporation prior to January 3, 2006 and MC 2005 Corporation prior to February 23, 2006) (the “Bankruptcy Case”), as such claims may be amended:  claims numbered 6405, 6430, 8168, and 8320 against Mirant Las Vegas; claims numbered 6317, 6368, 8144, and 8255 against Mirant Sugar Creek; claims numbered 6332, 6376, 8148, and 8266 against Mirant Texas; claims numbered 6315, 6377, 8205, and 8257 against Mirant Texas Management; claims numbered 6327, 6379, 8139, and 8271 against Mirant Zeeland; claims numbered 6326, 6383, 8140, and 8272 against Shady Hills Power Company; and claims numbered 6304, 6305, 6325, 6382, 8141, and 8273 against West Georgia Generating Company; and (ii) any liability of Mirant Las Vegas, Mirant Sugar Creek, Mirant Texas, Mirant Zeeland, Shady Hills Power Company, and/or West Georgia Generating Company associated with the following proofs of claim filed by Lehman Commercial Paper, Inc. and/or Wells Fargo Bank, N.A., in the Bankruptcy Case:  claims numbered 6115 and 6983 against West Georgia Generating Company; claims numbered 6139 and 7010 against Mirant Las Vegas; claims numbered 6116 and 6984 against Shady Hills Power Company; claims numbered 6106, 6965 and 6966 against Mirant Texas; claims numbered 6101 and 6967 against Mirant Zeeland; and claims numbered 6145 and 6971 against Mirant Sugar Creek.

“Straddle Taxable Period” has the meaning given to it in Section 6.11(a).

“Subscription Facilities” has the meaning given to it in Section 5.12.

“Sugar Creek Project”means the electric generating facility at 5900 Darwin Rd, West Terre Haute, IN 47885.

“Support Obligations” has the meaning given to it in Section 6.17.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise, withholding, premium, occupation or other taxes, levies or other like assessments, customs, duties, imposts, charges surcharges or fees imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto and (b) any liability for amounts described in clause (a) as a result of transferee liability, by Contract or otherwise.

“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Terminated Contracts” has the meaning given to it in Section 6.6.

“Title and Authority Representations” has the meaning given to it in Section 10.2(a).

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

“Transferred Employees” has the meaning given to it in Section 6.5(c).

“Transition Services” has the meaning given to it in Section 6.29(a).

“West Georgia Audited Balance Sheets” has the meaning given to it in Section 4.9.

“West Georgia Bond Financing” means that certain bond financing with respect to the West Georgia Project and involving the Thomaston-Upson County Industrial Development Authority.

“West Georgia Bond Indebtedness” means the Indebtedness of West Georgia Generating Company with respect to the West Georgia Bond Financing.

“West Georgia Generating Company”meansWest Georgia Generating Company, L.L.C., a Delaware limited liability company.

“West Georgia Project”means the electric generating facility at 95 Yamaha Parkway, Thomaston, GA 30286.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Estimate”has the meaning given to it in Section 2.5(a).

“Zeeland Gas Transportation Services Contract” means the Transportation Services Contact between SEI Michigan, LLC and SEMCO Energy Gas Company, dated December 17, 1999.

“Zeeland Project”means the electric generating facility at 425 N. Fairview Rd, Zeeland, MI 49464.

1.2          Rules of Construction.

(a)           All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.  The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.  Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  Currency amounts referenced in this Agreement are in U.S. Dollars.

(c)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)           Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(e)           All accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP.

ARTICLE II
PURCHASE AND SALE AND CLOSING

2.1          Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)           Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, 100% of the membership interests in each of (i) Mirant Las Vegas, (ii) Mirant Sugar Creek, (iii) Shady Hills Power Company and (iv) West Georgia Generating Company.

(b)           Buyer agrees to purchase from Mirant North America, and Seller agrees to cause Mirant North America to sell to Buyer, 100% of the membership interests in Mirant Zeeland.

(c)           Buyer agrees to purchase from Mirant North America and Mirant Texas Management, and Seller agrees to cause Mirant North America and Mirant Texas Management to sell to Buyer, 100% of the limited partnership interests and the general partnership interests in Mirant Texas.

(d)           Subject to Section 6.26, Buyer agrees to purchase from the Affiliates of Seller and Seller agrees to cause its Affiliates to sell, the equipment designated on Schedule 2.1(d) as “Equipment A” and the equipment designated on Schedule 2.1(d) as “Equipment B” (collectively, the “Additional Equipment”).

2.2          Purchase Price; Fund Guaranty.

(a)           The purchase price (the “Purchase Price”) for the purchase and sale described in Section 2.1 is equal to the sum of $1,355,000,000 (the “Base Purchase Price”), plus the Closing Date Net Working Capital.

(b)           Concurrently with the execution of this Agreement, Buyer will provide the Fund Guaranty to Seller.

2.3          Closing.  The Closing shall take place at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309 at 10:00 A.M. local time, on (a) the later of (i) the third Business Day after the conditions to Closing set forth in Articles VII and VIII (other than actions to be taken or items to be delivered at Closing) have been satisfied or waived or (ii) if mutually agreed, on the last Business Day of the month in which the conditions to Closing set forth in Articles VII and VIII (other than actions to be taken or items to be delivered at Closing) have been satisfied or waived or (b) such other date and at such other time and place as Buyer and Seller mutually agree in writing.  All actions listed in Section 2.4 or 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

2.4          Closing Deliveries by Seller to Buyer.  At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer (a) an executed counterpart by Seller and each of the Parent Companies of an assignment of Company Interests (each a “Company Assignment Agreement”) in the forms attached hereto as Exhibit 2.4-A, Exhibit 2.4-B and Exhibit 2.4-C evidencing the assignment and transfer to Buyer of the Company Interests owned by Seller or such Parent Company, (b) a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(c) with respect to each of Seller, Mirant North America and Mirant Texas Management and the owner of each such entity that is treated as a disregarded entity for federal income tax purposes, (c) a Bill of Sale in the form of Exhibit 2.4-D with respect to  Equipment A, (d) subject to Section 6.26, a Bill of Sale in the form of Exhibit 2.4-E with respect to  Equipment B, and (e) an executed counterpart by Seller and each of the Parent Companies, as applicable, of each other Ancillary Agreement to which Seller or a Parent Company is a party.

2.5          Closing Deliveries by Buyer to Seller.  At the Closing, Buyer shall deliver to Seller the following:

(a)           a wire transfer of immediately available funds (to such account as Seller shall have notified Buyer of at least 2 Business Days prior to the Closing Date) in an amount equal to (i) the Base Purchase Price plus (ii) Seller’s good faith estimate (the “Working Capital Estimate”) of the Closing Date Net Working Capital which Seller shall deliver in writing to Buyer at least 3 Business Days prior to the Closing Date, including the calculation thereof in reasonable detail; and

(b)           an executed counterpart by Buyer of (i) each Company Assignment Agreement, and (ii) each other Ancillary Agreement to which Buyer is a party.

2.6          Post-Closing Adjustment.

(a)           After the Closing Date, Seller and Buyer shall cooperate and provide each other access to their respective books, records and employees (and those of the Project Companies) as are reasonably requested in connection with the matters addressed in this Section 2.6.  Within 60 days after the Closing Date, Seller shall determine the Closing Date Net Working Capital and shall provide Buyer with written notice of such determination, along with reasonable supporting information and calculations (the “Seller’s Determination”).

(b)           If Buyer objects to Seller’s Determination, then it shall provide Seller written notice thereof within 30 days after receiving Seller’s Determination.  If the Parties are unable to agree on the Closing Date Net Working Capital, within 120 days after the Closing Date, the Parties shall refer such dispute to the Atlanta, Georgia office of Deloitte & Touche USA LLP or, if that firm declines to act as provided in this Section 2.6(b), another firm of independent public accountants, mutually acceptable to Buyer and Seller, which firm shall make a final and binding determination as to all matters in dispute with respect to this Section 2.6 (and only such matters) on a timely basis and promptly shall notify the Parties in writing of its resolution.  Such firm shall not have the power to modify or amend any term or provision of this Agreement.  Each Party shall bear and pay one-half of the fees and other costs charged by such accounting firm.  If Buyer does not object to Seller’s Determination within the time period and in the manner set forth in the first sentence of this Section 2.6(b) or if Buyer accepts Seller’s Determination, the Closing Date Net Working Capital as set forth in Seller’s Determination shall become final and binding upon the Parties for all purposes hereunder.

(c)           If the Closing Date Net Working Capital (as agreed between the Parties or as determined by the above-referenced accounting firm or otherwise) is greater than the Working Capital Estimate, then Buyer shall pay Seller, within 5 Business Days after such amounts are agreed or determined pursuant to Section 2.6(b), by wire transfer of immediately available funds to an account designated by Seller, the difference between the Closing Date Net Working Capital and the Working Capital Estimate and if the Closing Date Net Working Capital as of the Closing (as agreed between the Parties or as determined by the above-referenced accounting firm or otherwise) is less than the Working Capital Estimate, then Seller shall pay Buyer, within 5 Business Days after such amounts are agreed or determined pursuant to Section 2.6(b), by wire transfer of immediately available funds to an account designated by Buyer, the difference between the Closing Date Net Working Capital and the Working Capital Estimate.

2.7          Allocation of Purchase Price.

(a)           Seller and Buyer agree that the Base Purchase Price shall be allocated among the Project Companies and the Additional Equipment for Tax purposes in accordance with the allocation set forth on Schedule 2.7 (the “Initial Base Purchase Price Allocation Schedule”).

(b)           Within 90 days after the determination of the Closing Date Net Working Capital, Seller shall provide to Buyer a schedule setting forth (i) a proposal for an allocation (incorporating the allocations set forth in, and consistent with the methodology used in preparing, the Initial Base Purchase Price Allocation Schedule) of the Purchase Price among each of the Project Companies and the Additional Equipment (the “Project Company Allocation Schedule”) and (ii) a proposal for an allocation (incorporating the allocations set forth in, and consistent with the methodology used in preparing, the Initial Base Purchase Price Allocation Schedule) of the Purchase Price among the Assets of the Project Companies and Additional Equipment, grouped by the seven asset classes referred to in Treasury Regulation section 1.1060-1(c) and described in Treasury Regulation section 1.338-6(b) (the “Purchase Price Allocation Schedule”).  Within 30 Business Days after its receipt of Seller’s proposed Purchase Price Allocation Schedule, Buyer shall propose to Seller any changes thereto or otherwise shall be deemed to have agreed thereto.  If Buyer proposes changes to Seller’s proposed Purchase Price Allocation Schedule within the 30 Business Day period described above, Buyer and Seller shall cooperate in good faith to mutually agree upon a Purchase Price Allocation Schedule as soon as practicable.  Notwithstanding the foregoing, Seller and Buyer agree and acknowledge that neither Seller nor Buyer shall, absent mutual written agreement, challenge or dispute the allocations set forth in the Initial Base Purchase Price Allocation Schedule.

(c)           Seller and Buyer each shall prepare an IRS Form 8594, “Asset Acquisition Statement Under Section 1060,” incorporating the allocations set forth in the Base Purchase Price Allocation Schedule and any Purchase Price Allocation Schedule mutually agreed upon pursuant to Section 2.7(b), which the Parties shall use to report the transactions contemplated by this Agreement to the applicable Taxing Authorities.  Each of Seller and Buyer agrees to provide the other promptly with any other information required to complete Form 8594.  The Initial Base Purchase Price Allocation Schedule and any Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price, including any indemnification payments (which shall be treated for Tax purposes as adjustments to the Purchase Price), as mutually agreed upon by the Parties and in accordance with the provisions of section 1060 of the Code and the Treasury Regulations thereunder.

(d)           If the Parties are unable to agree on the Purchase Price Allocation Schedule pursuant to Section 2.7(b) or any subsequent adjustment to the Purchase Price Allocation Schedule pursuant to Section 2.7(c), the Parties shall refer such dispute to the Atlanta, Georgia office of Deloitte & Touche USA LLP or, if that firm declines to act as provided in this Section 2.7(d), another firm of independent public accountants, mutually agreed upon by Buyer and Seller, which firm shall make a final and binding determination as to all matters in dispute with respect to this Section 2.7 (and only such matters) on a timely basis and promptly shall notify the Parties in writing of its resolution.  Such firm shall not have the power to modify or amend any term or provision of this Agreement, to modify the Initial Base Purchase Price Allocation Schedule or to determine the Purchase Price Allocation Schedule in a manner that is inconsistent with the Initial Base Purchase Price Allocation Schedule.  Each Party shall bear and pay one-half of the fees and other costs charged by such accounting firm.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND PARENT
COMPANIES

Seller hereby represents and warrants to Buyer that except as disclosed in the Schedules:

3.1          Organization.  Seller is a corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation.  Each Parent Company is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.  Each of Seller and each Parent Company is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Seller’s or such Parent Company’s ability to perform such actions under this Agreement or the Ancillary Agreements to which Seller or a Parent Company is party.

3.2          Authority; Enforceability

(a)           Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary corporate action.  This Agreement and each Ancillary Agreement to which Seller is a party has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(b)           Each Parent Company has all requisite limited liability company power and authority, as applicable, to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to be consummated by it.  The performance by each Parent Company of the actions contemplated to be performed by it under this Agreement and the Ancillary Agreements has been duly and validly authorized by all necessary limited liability company action.

3.3          No Conflicts; Consents and Approvals.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party do not, and the performance by Seller of its obligations under this Agreement and the Ancillary Agreements to which Seller is a party and the taking of any action contemplated to be taken by any Parent Company hereunder or thereunder will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller or such Parent Company;

(b)           assuming all of the Company Consents have been obtained, be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any material Contract to which Seller, any Non-Company Affiliate or any Parent Company is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder or on any Parent Company’s ability to take the actions contemplated to be taken by such Parent Company hereunder; and

(c)           assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Schedule 3.3(c) (collectively, the “Seller Approvals”), Company Consents and other notifications provided in the ordinary course of business have been made, obtained or given, (i) conflict with, violate or breach any term or provision of any Law applicable to Seller or the Parent Companies, except as would not reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder or on any Parent Company’s ability to take the actions contemplated to be taken by such Parent Company hereunder or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Seller’s ability to perform its obligations hereunder or on any Parent Company’s ability to take the actions contemplated to be taken by such Parent Company hereunder.

3.4          Legal Proceedings.  None of Seller or any Parent Company has been served with notice of any Claim, no Claim is pending and to Seller’s Knowledge none is threatened against Seller or any Parent Company, which seeks a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

3.5          Brokers.  None of Seller or any Parent Company has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING
THE PROJECT COMPANIES

Seller hereby represents and warrants to Buyer that except as disclosed in the Schedules:

4.1          Organization.  Each Project Company is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite limited liability company or limited partnership power and authority to conduct its business as it is now being conducted and to own, lease and operate its Assets.  Each Project Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Assets make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

4.2          No Conflicts; Consents and Approvals.  The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is a party do not, the performance by Seller of its obligations hereunder and thereunder do not and the consummation of the transactions contemplated hereby and thereby and the taking of any action contemplated to be taken by any Parent Company or Project Company hereunder or thereunder will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of any Project Company;

(b)           assuming all of the consents set forth on Schedule 4.2 (the “Company Consents”) have been obtained, be in material violation of or result in a material breach of or default (or give rise to any material right of termination, cancellation or acceleration) under any Material Contract;

(c)           assuming the Seller Approvals, the Company Consents and other notifications provided in the ordinary course of business have been made, obtained or given, (i) conflict with or result in a violation or breach of any term or provision of any Law applicable to any Project Company or any of its material Assets which would reasonably be expected to result in a Material Adverse Effect or (ii) require the consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not reasonably be expected to result in a Material Adverse Effect; or

(d)           result in the imposition or creation of any Lien on any material Asset of the Project Companies, other than Permitted Liens, or on any Company Interests.

4.3          Capitalization.  Schedule 4.3 accurately sets forth the ownership structure of the Project Companies.  Each of Seller and the Parent Companies owns, holds of record and is the beneficial owner of the Company Interests and all of the Equity Interests in the Parent Companies set forth opposite each entity’s name on Schedule 4.3 free and clear of all Liens, restrictions on transfer or other encumbrances other than those (a) arising pursuant to this Agreement, the Organizational Documents of the Project Companies, as applicable, or applicable securities Laws or (b) for Taxes not yet due or delinquent and, without limiting the generality of the foregoing, none of the Company Interests are subject to any voting trust, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of any Project Company, other than the limited liability company agreements or limited partnership agreement, as applicable, of the Project Companies.  The Company Interests are duly authorized, validly issued, fully paid and nonassessable and constitute all of the outstanding equity interests of the Project Companies.  Except as set forth on Schedule 4.3, there are no outstanding Equity Securities of any Project Company.  No Project Company has granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of any Project Company other than those arising pursuant to the Material Contracts.

4.4          Business.  Except as disclosed in Schedule 4.4 and except for the Terminated Contracts and the Commercial Agreements, (a) the Business of each Project Company is the only business operation currently carried on by each such Project Company and (b) the Assets owned, leased, licensed or contracted by the Project Companies constitute the tangible Assets that are sufficient to operate the Projects as currently operated, except for matters that would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.5          Bank Accounts.  Schedule 4.5 sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which each Project Company maintains accounts of any nature or safe deposit boxes and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.6          Subsidiaries.  None of the Project Companies has subsidiaries or owns Equity Securities in any Person.

4.7          Legal Proceedings.  Except as set forth on Schedule 4.7, no Claim is pending against, and to Seller’s Knowledge, none has been threatened against any Project Company that (a) affects such Project Company or the Assets of the Project Companies and would, in the aggregate, reasonably be expected to result in a Material Adverse Effect or (b) seeks a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

4.8          Compliance with Laws and Orders.  Except as set forth on Schedule 4.8, each Project Company is in compliance with all Laws and orders applicable to it and its operations or Assets except where any such  failure to comply would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.9          Balance Sheets; No Undisclosed Liabilities.  Seller has previously delivered to Purchaser the following (collectively, the “Balance Sheets”):  (a) an unaudited balance sheet of each Project Company (other than West Georgia Generating Company) as at December 31, 2004 and December 31, 2005; (b) an audited balance sheet of West Georgia Generating Company as at December 31, 2004 and December 31, 2005 (the “West Georgia Audited Balance Sheets”); and (c) an unaudited balance sheet of each Project Company as at November 30, 2006 (each, an “Interim Balance Sheet” and collectively, the “Interim Balance Sheets”).  Except as set forth on Schedule 4.9, the Balance Sheets have been prepared in accordance with GAAP, except that the Interim Balance Sheets are subject to normal year-end adjustments.  Other than the West Georgia Audited Balance Sheets, the Balance Sheets may not include all footnotes and disclosures required by GAAP.  Except for (a) current liabilities reflected in the Closing Date Net Working Capital, (b) liabilities which will not be applicable to a Project Company after the Closing, (c) liabilities in an aggregate amount up to 10% of the Base Purchase Price with respect to which Seller, in its sole discretion, has indemnified Buyer, in form and substance reasonably satisfactory to Buyer, without any effect on Buyer’s rights under Article X, and (d) liabilities disclosed in Schedule 4.9, no Project Company has any liability that would be required to be reflected on the Interim Balance Sheet of such Project Company prepared in accordance with GAAP which (x) are not reflected or reserved against in the Interim Balance Sheet and (y) is in excess of $500,000 individually or $5,000,000 in the aggregate as to all Project Companies.

4.10        Absence of Certain Changes.  Except as set forth on Schedule 4.10, from the date of the Interim Balance Sheet to the date of this Agreement, each Project Company has operated in all material respects in the ordinary course of business, consistent with past practices.  Fromthe date of the Interim Balance Sheet to the date of this Agreement, there has not been any (a) Material Adverse Effect or (b) event or condition that would reasonably be expected to prevent or delay Seller from consummating the transactions contemplated by this Agreement.

4.11        Taxes.  Except as set forth on Schedule 4.11, (a) all Tax returns that are required to be filed on or before the Closing Date by each Project Company have been or will be duly and timely filed, taking into account all permitted extensions, (b) all material Taxes of each Project Company that are due and payable have been paid in full, (c) all material withholding Tax requirements imposed on the Project Companies have been satisfied in full, except for amounts that are being contested in good faith, (d) no Project Company has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, (e) there are no pending or active audits or legal proceedings involving Tax matters or, to Seller’s Knowledge, threatened audits or proposed deficiencies or other claims for material unpaid Taxes of the Project Companies, (f) each Project Company is classified as an entity disregarded as separate from its owner for federal income tax purposes and has been since inception, (g) all deficiencies asserted or assessments made as a result of any examination of Tax returns of the Project Companies have been paid in full or are being timely and properly contested in good faith, and (h) there are no Liens for Taxes (other than Permitted Liens) on any of the Assets of the Project Companies.

4.12        Regulatory Status.

(a)           Except as set forth on Schedule 4.12, each Project Company (i) is an “Exempt Wholesale Generator” within the meaning of the PUHCA of 2005; (ii) is subject to regulation under the FPA as a “public utility”; (iii) has been authorized by FERC to make sales of energy, capacity and ancillary services at market-based rates pursuant to Section 205 of the FPA; and (iv) has been granted blanket authorization by FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA.

(b)           The Sugar Creek Project is a “utility” within the meaning of Section 8-1-2-1 of the Indiana Code and Mirant Sugar Creek is a “public utility” under the same section.  The Indiana Utility Regulatory Commission has declined to exercise its jurisdiction over Mirant Sugar Creek pursuant to Section 8-1-2.5-5 of the Indiana Code, except to the extent stated in its February 23, 2001 Order in Cause No. 41753.

(c)           Mirant Texas conducts its Business under a Power Generation Company Registration filed with PUCT.

4.13        Contracts.

(a)           Excluding Contracts for which neither a Project Company nor any of the Assets of a Project Company will be bound or have liability after Closing and Contracts which can be terminated upon 30 days’ (or less) notice without material liability and without any material obligations arising during such 30-day period, Schedule 4.13 sets forth a list as of the date of this

Agreement of the following Contracts to which a Project Company is a party or by which the Assets of a Project Company may be bound (the Contracts listed on Schedule 4.13 that meet the descriptions in this Section 4.13 being collectively, the “Material Contracts”):

(i)            Contracts for the future purchase, exchange or sale of natural gas, other than in each case Contracts with a nominal value of less than $300,000 individually or $3,000,000in the aggregate;

(ii)           Contracts for the future purchase, exchange, transmission or sale of electric power in any form, including energy, capacity or any ancillary services other than in each case Contracts with a nominal value of less than $300,000 individually or $3,000,000in the aggregate;

(iii)          Contracts for the future transportation of natural gas other than Contracts with a nominal value of less than $300,000 individually or $3,000,000in the aggregate;

(iv)          interconnection Contracts;

(v)           other than Contracts of the nature addressed by Section 4.13(a)(i)-(iii), Contracts (A) for the purchase or sale of any Asset or that grant a right or option to purchase or sell any Asset, other than in each case Contracts relating to Assets or services with a nominal value of less than $300,000 individually or $3,000,000in the aggregate and (B) for the provision or receipt of any services or that grant a right or option to provide or receive any services, other than in each case Contracts relating to services with a nominal value of less than $300,000 individually or $3,000,000in the aggregate;

(vi)          Contracts under which it has created, incurred, assumed or guaranteed any outstanding Indebtedness, or under which it has imposed a security interest on any of its Assets, tangible or intangible, which security interest secures outstanding Indebtedness;

(vii)         outstanding agreements of guaranty, indemnity, surety or similar obligation, direct or indirect, by a Project Company;

(viii)        other than Contracts of the nature addressed by Section 4.13(a)(i) - (iii), Contracts with Seller or any Non-Company Affiliate relating to the future provision of goods or services;

(ix)           any collective bargaining Contracts or other employment Contracts;

(x)            outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities, including electric power, in any form, including energy, capacity or any ancillary services, natural gas or securities, other than in each case Contracts with a nominal value of less than $500,000 individually or $5,000,000in the aggregate;

(xi)           Contracts that limit a Project Company’s freedom to compete in any line of business or in any geographic area;

(xii)          partnership, joint venture, or limited liability company agreements;

(xiii)         real property leases and any ground leases relating to the Property; and

(xiv)        Contracts relating to any Equity Securities or other securities of any Project Company or rights in connection therewith.

(b)           Seller has provided Buyer with, or access to, copies of all Material Contracts.

(c)           Each of the Material Contracts (other than any Material Contract which will terminate or expire by its terms prior to Closing) is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Project Company party thereto and, to Seller’s Knowledge, of the other parties thereto except in each case where the failure to be in full force and effect or constitute a binding obligation would not reasonably be expected to result in a Material Adverse Effect.

(d)           No Project Company is in material breach or material default under any Material Contract and to Seller’s Knowledge, no other party to any of the Material Contracts is in material breach or material default thereunder.

4.14        Real Property.  Each Project Company owns or leases (and with respect to each such (a) owned Property that is material to the Project Companies, has good, valid and marketable fee simple title to, or (b) lease that is material to the Project Companies, has good and valid leasehold title to) all material Property described in Schedule 4.14 as being owned or leased by such Project Company, in each case, free and clear of all Liens (except for Permitted Liens).

4.15        Permits.

(a)           Schedule 4.15(a) sets forth all Permits held by any of the Project Companies that are required for the ownership and operation of the Projects by the Project Companies in the manner in which they are currently owned and operated, except where the absence of such Permit would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All Permits set forth on Schedule 4.15(a) are in full force and effect.

(b)           Each Project Company is in compliance with all Permits set forth on Schedule 4.15(a) held by such Project Company, except where any such failure to comply would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, and no Project Company has received any written notification from any Governmental Authority alleging that it is in violation in any material respect of any such material Permits, except where any such violations would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.16        Environmental Matters.

(a)           Seller has made available to Buyer copies of all material environmental site assessment reports in the possession of Seller or a Project Company that are not subject to a claim of legal privilege by Seller or a Project Company and that relate to environmental matters in connection with operation of a Project.

(b)           Except as would not reasonably be expected to have a Material Adverse Effect:

(i)            the Project Companies have operated, since January 3, 2006, in compliance with all applicable Environmental Laws;

(ii)           no Project Company has been served with notice of any Environmental Claims, actions, proceedings or investigations that are currently outstanding, and no Environmental Claims are pending or, to Seller’s Knowledge, threatened, against any Project Company by any Governmental Authority under any Environmental Laws;

(iii)          there is no site to which a Project Company has transported or arranged for the transport of Hazardous Materials associated with any Project Company which, to Seller’s Knowledge, is the subject of any environmental action that would result in an Environmental Claim; and

(iv)          there has been no Release of any Hazardous Material at or from a Project in connection with a Project Company’s operations at such Project that would result in an Environmental Claim.

(c)           Schedule 4.16(c) sets forth all emission reduction credits and emissions allowances that have been allocated to the Project Companies as of the date of this Agreement.

4.17        Intellectual Property.

(a)           The Project Companies own, or have the licenses or rights to use for their respective Businesses, all material Intellectual Property currently used in their respective Businesses.

(b)           To Seller’s Knowledge, as of the date of this Agreement, no Project Company has received from any third party a claim in writing that any Project Company is infringing in any material respect the Intellectual Property of such third party.

4.18        Brokers.  The Project Companies have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.19        Employees and Labor Matters.  Except as described on Schedule 4.19:

(a)           none of the Project Companies has, or on the Closing Date will have, any employees;

(b)           the persons identified on Schedule 4.19(b) provide full-time on site services to the Project Company specified on Schedule 4.19(b) and are employed by an Affiliate of Seller (the “Employees”);

(c)           Schedule 4.19(c) lists each Contract between a third-party vendor and a Project Company pursuant to which employees of a third-party vendor provide on site employee services principally dedicated to such Project Company;

(d)           the persons identified with an asterisk by their name on Schedule 4.19(b) are represented by a union or other collective bargaining entity (the “CBA Employees”);

(e)           there has not occurred, nor, to Seller’s Knowledge has there been threatened, a labor strike, request for representation, organizing campaign, work stoppage, slowdown, or lockout or other labor dispute by or involving any of the Employees with respect to the Project Companies in the past two years, except, with respect to any such events or occurrences arising after the date hereof but on or prior to the Closing Date, as would not reasonably be expected to result in a Material Adverse Effect;

(f)            Seller has not received written notice of any unfair labor practice charge against any Project Company or against Seller or any of its Affiliates regarding practices/acts at any Project Company pending before the National Labor Relations Board and Seller has not received notice that any petition respecting the Employees has been filed with the National Labor Relations Board, except for such matters as would not reasonably be expected to result in a Material Adverse Effect;

(g)           neither Seller nor any of its Affiliates has received notice with respect to the Employees and former employees of Seller or its Affiliates who were principally dedicated to a Project Company of any charges before any Governmental Authority responsible for the prevention of unlawful employment practices and Seller and its Affiliates are in compliance with all applicable Laws respecting employment practices, occupational health and safety, labor relations, terms and conditions of employment and similar Laws with respect to the Employees and former employees of Seller or its Affiliates who were principally dedicated to a Project Company, except where such failure to comply would not reasonably be expected to result in a Material Adverse Effect; and

(h)           neither Seller nor any of its Affiliates have received notice of any investigation related to Employees and former employees of Seller or its Affiliates who were principally dedicated to a Project Company by a Governmental Authority responsible for the enforcement of labor or employment Laws and regulations and, to Seller’s Knowledge, no such investigation is threatened, except, with respect to any such notices received or investigation threatened after the date hereof but on or prior to the Closing Date, as would not reasonably be expected to result in a Material Adverse Effect.

4.20        Employee Benefits.

(a)           Schedule 4.20 contains a complete list of all Benefit Plans.  Copies of all Benefit Plan summary plan descriptions have been made available to Buyer for review.  To the Knowledge of Seller, each Benefit Plan has been administered in accordance with its terms and each Project Company has met its obligations with respect to such Benefit Plan and has made all required contributions thereto.  To the Knowledge of Seller, each Project Company and all Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code.

(b)           None of the Project Companies has, or on the Closing Date will have, any liability with respect to any “employee benefit plans” (as defined in Section 3(3) of ERISA).

(c)           All the Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination or opinion letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination or opinion letter has been revoked; and, to the Knowledge of Seller, (i) such revocation has not been threatened and (ii) no act or omission has occurred, that would adversely affect a Benefit Plan’s qualification.

(d)           Except as set forth in Schedule 4.20, there does not now exist, nor do any circumstances exist that would result in, any Controlled Group Liability that would be a liability of Buyer following the Closing. Without limiting the generality of the foregoing, neither Seller, nor any Project Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(e)           To the Knowledge of Seller, no act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject any Project Company to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code, the imposition of which would reasonably be expected to result in a Material Adverse Effect.

(f)            Except as set forth on Schedule 4.20, with respect to each Multiemployer Plan contributed to by the Project Companies or the ERISA Affiliates of the Project Companies: (i) none of the Project Companies or the ERISA Affiliates of the Project Companies have incurred any Withdrawal Liability that has not been satisfied in full; and (ii) none of the Project Companies or ERISA Affiliates of the Project Companies has received any notification, nor has any reason to believe, that any such plan is in reorganization, has been terminated, or may be reasonably expected to be in reorganization or to be terminated.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

5.1          Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on its ability to perform such actions hereunder.

5.2          Authority; Enforceability. Buyer has all requisite limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance by Buyer of its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party have been duly and validly authorized by all necessary limited liability company action on behalf of Buyer. This Agreement and each Ancillary Agreement to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

5.3          No Conflicts. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party do not, and the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of such Person’s Organizational Documents;

(b)           be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, lapse of time, or both) any material Contract to which Buyer is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder; or

(c)           assuming all required filings, waivers, approvals, consents, authorizations and notices set forth in Schedule 5.3 (collectively, the “Buyer Approvals”) have been made, obtained or given, (i) conflict with, violate or breach any term or provision of any Law applicable to Buyer or any of its Assets which would reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or (ii) require any material consent or approval of any Governmental Authority or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law, other than such consents, approvals, notices, declarations, filings or registrations which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

5.4          Legal Proceedings. Buyer has not been served with notice of any Claim, and to Buyer’s knowledge, none is threatened, against Buyer which seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

5.5          Compliance with Laws and Orders. Buyer is not in violation of or in default under any Law or order applicable to Buyer or its Assets the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing its obligations hereunder.

5.6          Brokers. Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of the Parent Companies could become liable or obligated.

5.7          Acquisition as Investment. Buyer is acquiring the Company Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Buyer has made, independently and without reliance on Seller (except to the extent that Buyer has relied on the representation and warranties of Seller in this Agreement), its own analysis of the Company Interests, the Project Companies, and the Assets of the Project Companies for the purpose of acquiring the Company Interests, and Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that the Company Interests are not registered pursuant to the Securities Act of 1933 (the “1933 Act”) and that none of the Company Interests may be transferred, except pursuant to an applicable exception under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

5.8          Financial Resources. Buyer is a newly formed limited liability company which has conducted no business other than in connection with the transactions contemplated by this Agreement. Schedule 5.8 contains true, complete and correct copies of executed debt commitment letters to provide Buyer financing for the transactions contemplated by this Agreement in the aggregate amount of $1,190,000,000and executed equity commitment letters to provide Buyer financing for the transactions contemplated by this Agreement in the aggregate amount of $500,000,000 (collectively, the “Financing Documents”). The Financing Documents are in full force and effect and have not been amended or modified. Buyer has no reasonable expectation that any of the conditions set forth in the Financing Documents will not be satisfied. The financing contemplated by the Financing Documents constitutes all of the financing which will be required to be provided by Buyer for consummation of the transactions contemplated by this Agreement and payment of the fees and expenses incurred by Buyer in connection therewith. Buyer will have available at the Closing funds sufficient to pay the Purchase Price and the fees and expenses of Buyer related to the transactions contemplated by this Agreement. Buyer knows of no circumstance or condition that could be reasonably expected to prevent the availability at Closing of such cash.

5.9          No Conflicting Contracts. Except as set forth in Schedule 5.9, neither Buyer nor any of its Affiliates is a party to any Contract to build, develop, acquire or operate any power facility that would reasonably be expected to cause a delay in any Governmental Authority’s granting of a Buyer Approval or a Seller Approval, and neither Buyer nor any of its Affiliates has any plans to enter into any such Contract prior to the Closing Date.

5.10        Opportunity for Independent Investigation; No Other Representations.  Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Project Companies, the Assets of the Project Companies and the Projects, including the condition, the cash flow and the prospects of each of the Project Companies. In making its decision to execute this Agreement and to purchase the Company Interests, Buyer has relied and will rely solely upon the results of such independent investigation and verification and the terms and conditions of this Agreement. Buyer acknowledges that: (a) it has had the opportunity to visit with Seller and meet with its Representatives to discuss the Project Companies and their respective condition, cash flows and prospects, (b) all materials and information requested by Buyer have been provided to Buyer to Buyer’s reasonable satisfaction; and (c) except as set forth in Article III and Article IV, neither Seller nor any Project Company or Non-Company Affiliate makes any representation or warranty, express or implied, as to the Project Companies or the Assets of the Project Companies.

5.11        Affiliate Guaranty. If Buyer assigns its rights and interests to an Affiliate or Affiliates pursuant to Section 11.8, Buyer shall be deemed to have made the representations and warranties in this Article V on behalf of itself and any such Affiliate as if such Affiliate were a signatory to this Agreement.

5.12        Subscription Facilities. There is sufficient availability under (a) the Revolving Credit Agreement dated December 15, 2006 among LS Power Equity Partners II, L.P. and LS Power Equity Partners II, PIE, L.P., as borrowers, WestLB AG, New York Branch, as administrative agent and structuring agent, and the lenders party thereto and (b) the Amended and Restated Revolving Credit Agreement, dated May 4, 2006, among LS Power Equity Partners L.P. and LS Power Equity Partners PIE I, L.P., as borrowers, WestLB AG, New York Branch, as administrative agent and structuring agent, and the lenders party thereto (collectively, the “Subscription Facilities”) collectively in an amount at least equal to the face amount of the Letter of Credit to be delivered by Buyer to Seller following execution of this Agreement. Buyer is not aware of any conditions precedent to the issuance of the Letter of Credit under the Subscription Facilities that cannot be satisfied.

ARTICLE VI
COVENANTS

The Parties hereby covenant and agree as follows:

6.1          Regulatory and Other Approvals. From the date of this Agreement until Closing (the “Interim Period”):

(a)           The Parties will, in order to consummate the transactions contemplated hereby, (i) take all commercially reasonable steps necessary, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain the Seller Approvals, Company Consents and Buyer Approvals and to make all required filings required to be made by it with, and to give all required notices to, Governmental Authorities, and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith.

(b)           The Parties will provide prompt notification to each other when any such approval referred to in Section 6.1(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

(c)           In furtherance of the foregoing covenants:

(i)            Each Party shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party with FERC or under the HSR Act or any other federal, state or local Laws. Each Party shall submit such filings as soon as practicable, but in no event later than 14 days (subject to extension by mutual agreement) after the execution hereof for filings with FERC, and 14 days after the execution hereof for filings under the HSR Act or any FCC filings. The Parties shall request expedited treatment of any such filings, shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. Each Party shall have the right to review in advance all information related to Seller, the Project Companies or Buyer, as applicable, and the transactions contemplated by this Agreement with respect to any filing made by the other Party connection with the transactions contemplated by this Agreement.

(ii)           The Parties shall not, and shall cause their respective Affiliates not to, take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the aforementioned filings.

(iii)          Buyer shall cooperate in good faith with all Governmental Authorities and shall undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement by June 30, 2007 (or August 14, 2007 if Buyer is required to dispose of or hold separate any assets or businesses by a Governmental Authority and is using its good faith efforts to do so), including proffering and consenting to a governmental order providing for the sale or other disposition, or the holding separate, of particular Assets, categories of Assets or lines of business, of either assets or lines of business of the Project Companies or of any other assets or lines of business of Buyer or any of its Affiliates in order to remedy any concerns that any Governmental Authority may have, or proferring and consenting to any other restriction, prohibition or limitation on any of the Assets, any Project Company, Buyer or any of Buyer’s Affiliates, in order to remedy any such concerns. The entry by any Governmental Authority in any legal proceeding of a governmental order permitting the consummation of the transactions contemplated hereby but which is subject to certain conditions or requires Buyer or any of its Affiliates to take any action, including any restructuring of the Assets of any Project Company or lines of business of Buyer or any of its Affiliates or any changes to the existing business of Buyer or any of its Affiliates,shall not be deemed a failure to satisfy the conditions specified in Sections 7.2, 7.4, 7.5, 8.2, 8.4 or 8.5.

(d)           Prior to the Closing, Seller shall use its commercially reasonable efforts to obtain the Ratings Confirmation.

6.2          Access of Buyer and Seller.

(a)           During the Interim Period, Seller will provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Project Companies, the Additional Equipment and the officers and employees of Seller and its Affiliates who have significant responsibility for one or more Project Companies, but only to the extent that such access does not unreasonably interfere with the business of Seller or the Business of the Project Companies and that such access is reasonably related to the requesting Party’s obligations and rights hereunder, and subject to compliance with applicable Laws and any Contracts or Permits to which Seller, any Project Company or any of their Affiliates is a party; provided, however, that Seller shall have the right to (i) have a Representative present for any communication with employees or officers of Seller or its Affiliates, (ii) impose reasonable restrictions and requirements for safety purposes and (iii) restrict access to any privileged information relating to any pending or threatened Claim. Buyer shall provide Seller with not less than three Business Days prior notice of the date and time on which any such entry upon the Property shall occur.

(b)           Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their Representatives for any and all liabilities, losses, costs or expenses incurred by Seller, its Affiliates or their Representatives to the extent arising out of the access rights under this Section 6.2, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on the Property.

(c)           From and after Closing, Buyer agrees to preserve and keep the books and records of the Project Companies (including all accounting records) for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Authority or ongoing litigation. If Buyer wishes to destroy such records after such time period, it shall give 60 days’ prior written notice to Seller and Seller shall have the right at its option and expense, upon prior written notice within such 60-day period, to take possession of the books and records within 90 days after the date of Buyer’s notice to Seller. From and after Closing, Buyer agrees, upon reasonable prior notice from Seller, to provide to Seller and its Representatives access to or copies of books and records of the Project Companies and the Employees to the extent relating to events that occurred prior to Closing and to the extent needed for a legitimate business purpose.

6.3          Certain Restrictions.

(a)           Except as required or expressly permitted hereby, or as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), or as otherwise set forth in Schedule 6.3, during the Interim Period, Seller will (i) cause each Project Company to operate in the ordinary course of business consistent with past practices, (ii) use commercially reasonable efforts to preserve, maintain and protect in all material respects consistent with past practices the Assets, rights, Properties and goodwill of each Project Company (including by using commercially reasonable efforts to maintain in all material respects the Project Companies’ relationships with customers, suppliers and Governmental Authorities), (iii) use commercially reasonable efforts to maintain the Permits, and (iv) maintain the Additional Equipment in accordance with past practices. Without limiting the foregoing, except (x) as otherwise required or expressly permitted hereby or required by the terms of any Permit identified on Schedule 4.15(a) or any Material Contract, (y) as set forth in Schedule 6.3 or (z) as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (except that this Section 6.3 shall not apply to Terminated Contracts or services terminated pursuant to Section 6.6), during the Interim Period, Seller shall not, and shall cause the Project Companies and, where applicable, any Parent Company and any Non-Company Affiliate, not to, with respect to the Project Companies or any Project:

(i)            (A) create any Lien (other than a Permitted Lien) against any of the Assets of the Project Companies, or (B) permit any Lien (other than a Permitted Lien or any Lien permitted after the date hereof by the Project Companies, any Parent Company or any Non-Company Affiliate the release of which Seller is pursuing by commercially reasonable efforts) against any of the Assets of the Project Companies;

(ii)           except for any Contract entered into, terminated or amended in the ordinary course of business consistent with past practices which will be fully performed prior to Closing, including short-term hedges, (A) enter into any Material Contract or any other Contract involving total consideration throughout its term in excess of $300,000 individually or $3,000,000 in the aggregate for all such Contracts, or (B) grant any waiver of any material term under, or give any material consent with respect to, any Material Contract or any other Contract which waivers involve total consideration throughout its term in excess of $300,000 individually or $3,000,000 in the aggregate for all such waivers;

(iii)          sell, transfer, remove, assign, convey, distribute or otherwise dispose of, or use, the Additional Equipment or, other than in the ordinary course of business consistent with past practices, any material Asset of the Project Companies, including capital spares and other inventory;

(iv)          sell, transfer, assign or convey the emissions allowances or emission reduction credits set forth on Schedule 4.16(c) or any emissions allowances or emission reduction credits allocated to the Project Companies after the date hereof; provided that nothing in this clause (iv) shall restrict the use after the date hereof by the Project Companies of any emissions allowances or emission reduction credits;

(v)           other than accounts payable in the ordinary course of business, incur, create, assume or otherwise become liable for Indebtedness or issue any debt securities or assume or guarantee the obligations of any other Person;

(vi)          except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice in a manner that is inconsistent with past practice in a way that would materially and adversely affect the Business or a Project Company;

(vii)         fail to maintain its limited liability company or limited partnership existence (as the case may be), merge or consolidate any Project Company with any other Person or cause any Project Company to acquire all or substantially all of the Assets of any other Person;

(viii)        issue, reserve for issuance, pledge or otherwise encumber, sell or redeem or enter into any Contract with respect to any limited liability company interests, partnership interests or Equity Securities of any Project Company;

(ix)           liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations of any Project Company;

(x)            cause any Project Company to purchase any securities of any Person, except for short-term investments made in the ordinary course of business consistent with past practices;

(xi)           amend or modify the Organizational Documents of any Project Company;

(xii)          cancel any Indebtedness or waive any claims or rights having a value in excess of $500,000;

(xiii)         make any new, or change any existing, material election with respect to Taxes, or settle any material Tax liability that would adversely affect Buyer or any Project Company after the Closing;

(xiv)        purchase any individual item of equipment involving total consideration in excess of $5,000,000, other than in the ordinary course of business and except as Seller determines is reasonably necessary to ensure the continuing operation of the Projects without interruption;

(xv)         settle any dispute or Claim or compromise or settle any material liability which results in a material non-current liability becoming due from a Project Company after Closing or restrictions or limitations that materially and adversely affect a Project Company’s ability to conduct business after Closing;

(xvi)        except in the ordinary course of business consistent with past practices or as otherwise required by the terms of any collective bargaining agreement, increase salaries or aggregate benefits payable to the Employees;

(xvii)       fail to discharge any material liability of any Project Company or make any material payment of any Project Company as it comes due except in connection with a good faith dispute; or

(xviii)      agree or commit to do any of the foregoing.

(b)           Notwithstanding the foregoing, Seller may permit the Project Companies to take commercially reasonable actions with respect to emergency situations as reasonably determined by Seller so long as Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions taken outside the ordinary course of business consistent with past practices.

6.4          Use of Certain Names.

(a)           Within 10 days following Closing, Buyer shall cause the Project Companies to cease using the name “Mirant,” and any word or expression similar thereto or constituting an abbreviation or extension thereof (the “Seller Marks”), including eliminating the Seller Marks from the Property and Assets of the Project Companies and disposing of any unused stationery and literature of the Project Companies bearing the Seller Marks, and thereafter, Buyer shall not, and shall cause the Project Companies and their Affiliates not to, use the Seller Marks or any logos, trademarks, trade names, patents or other Intellectual Property rights belonging to Seller or any Affiliate thereof, and Buyer acknowledges that it, its Affiliates and the Project Companies have no rights whatsoever to use such Intellectual Property. Without limiting the foregoing:

(i)            Within 3 Business Days after the Closing Date, Buyer shall cause each Project Company whose name contains any of the Seller Marks to change its name to a name that does not contain any of the Seller Marks.

(ii)           Within 30 days after the Closing Date, Buyer shall provide evidence to Seller, in a format that is reasonably acceptable to Seller, that Buyer has made all filings with each Governmental Authority to change names as required pursuant to clause (i) above and has provided notice to all applicable Governmental Authorities and all counterparties to the Material Contracts regarding the sale of the Project Companies and the Assets of the Project Companies to Buyer and the new addresses for notice purposes.

(b)           Notwithstanding Buyer’s right to use the Seller Marks for the time periods set forth in Section 6.4(a), Buyer acknowledges and agrees as follows: (i) neither Buyer nor any of its Affiliates (including the Project Companies after the Closing Date) shall be deemed an agent, representative or joint venture partner of Seller; (ii) Seller shall retain sole and exclusive ownership of the Seller Marks, and all goodwill and rights related thereto; (iii) all use of the Seller Marks by Buyer and its Affiliates (including the Project Companies after the Closing Date) shall inure exclusively to the benefit of Seller; (iv) Buyer and its Affiliates (including the Project Companies after the Closing Date) shall take no action inconsistent with Seller’s rights, or the rights of any of Seller’s Affiliates, with respect to the Seller Marks; (v) Buyer and its Affiliates (including the Project Companies after the Closing Date) shall maintain, or cause to be maintained, the quality of the respective goods and services associated with the use of the Seller Marks by Buyer or its Affiliates at substantially the same level maintained by Seller or its Affiliates immediately prior to the Closing Date; (vi) Buyer and its Affiliates (including the Project Companies after the Closing Date) shall not engage in any conduct or take part in any activity that would be reasonably likely to (A) impair the validity or enforceability of the Seller Marks, (B) dilute the distinctiveness of the Seller Marks, (C) disparage the Seller Marks or (D) be considered an infringement or other violation of the rights of Seller or its Affiliates in the Seller Marks; (vii) Buyer and its Affiliates (including the Project Companies after the Closing Date) shall not co-brand any of their goods or services (or communications describing such goods or services) using any of the Seller Marks; and (viii) notwithstanding anything to the contrary contained in Article X, and irrespective of such Article X, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from, against, and in respect of, any and all Losses incurred or suffered by a Seller Indemnified Party to the extent arising out of or relating to any use of any of the Seller Marks by Buyer or any of its Affiliates (including the Project Companies after the Closing Date).

6.5          Employee and Benefit Matters.

(a)           Buyer shall, at least 60 days prior to Closing, offer employment to all Non-CBA Employees on the terms described in Section 6.5(c), other than the Employees who are on military leave or who have applied and been approved for long term disability benefits as of Closing. From time to time prior to the Closing Date, Seller shall use its commercially reasonable efforts to update Schedule 4.19(b) to (i) remove any Employees who cease to provide full-time on site services to the Project Company specified on Schedule 4.19(b) or cease to be employed by an Affiliate of Seller after the date hereof and (ii) add any person to fill a vacancy that begin providing full-time on site services to the Project Company specified on Schedule 4.19(b) and are employed by an Affiliate of Seller after the date hereof.

(b)           Schedule 4.19 sets forth the collective bargaining agreements to which any Project Company is a party or is subject (each, a “CBA” and collectively, the “CBAs”). Buyer agrees to cause each Project Company to fulfill all of its obligations under its CBA, as applicable, including, without limitation, (i) causing such Project Company to offer employment to all CBA Employees of such Project Company and (ii) causing such Project Company to treat all Employees who are members of the bargaining unit in accordance with the terms of such CBA through the expiration date of such CBA. Except for the obligation to make contributions to a Multiemployer Plan in accordance with the CBA, Buyer and its Affiliates shall not assume sponsorship of or any obligation under any Benefit Plans maintained by Seller or its Affiliates, but instead shall establish its own benefit plans in order to comply with the terms of the CBA.

(c)           Immediately following the Closing Date and for a period of at least two (2) years from the Closing Date, each Non-CBA Employee who accepts Buyer’s offer of employment (each, a “Transferred Employee”); shall be paid an annual rate of salary or an hourly wage and a bonus that is the same or greater than that being paid to such Transferred Employee immediately before the Closing, shall have the same (or better) terms and conditions of employment, including, but not limited to vacation and paid time-off policies, as in effect on the Closing Date and shall immediately participate in employee benefit plans of the Buyer that are equivalent in the aggregate to the employee benefit plans covering such Transferred Employee immediately before the Closing.

(d)           Without limiting the generality of Section 6.5(a), Buyer agrees that (i) Buyer will cause its benefit plans to recognize all previous service with Seller or its Affiliates for the purpose of determining eligibility for and entitlement to benefits, including vesting and benefit accrual; (ii) Buyer will cause its group health plan to recognize all deductibles and coinsurance payments accrued by the Transferred Employees prior to the Closing Date and to waive any preexisting condition limitations, actively at work exclusions and waiting periods for the Transferred Employees; (iii) for the remainder of the calendar year in which the Closing occurs and for the two (2) succeeding years, the vacation and paid time-off offered to the Transferred Employees shall be equal to or greater than the vacation and paid time-off offered by the Seller or its Affiliates on the Closing Date;(iv) Buyer shall maintain for at least two (2) years starting on the Closing Date the same or better severance arrangements applicable to the Transferred Employees that were in effect on the Closing Date;and (v) after the second anniversary of the Closing Date, subject to applicable Law, Buyer shall provide the Transferred Employees with base salary and overall benefits (including retiree benefits) that are no less favorable, in the aggregate, than those then provided to similarly-situated employees of Buyer.

(e)           Buyer shall take the necessary action to cause Buyer’s defined contribution plan or plans to accept the rollovers of any “eligible rollover distributions” (as defined in the Code) of Transferred Employees from any qualified plans maintained by Seller or its Affiliates in which Transferred Employees are participating immediately prior to Closing.

(f)            Buyer assumes no liability with respect to, and receives no right or interest in, any Benefit Plan of Seller. At the close of business on the Closing Date, all Employees shall cease participation in all Benefit Plans of Seller, except with respect to benefits accrued as of, or claims incurred on or prior to, the Closing Date, and except that each Employee who is on long-term disability leave immediately prior to the Closing shall continue to be covered by the long-term disability plan sponsored by Seller or Seller’s Affiliate as of the Closing Date for such covered disability.

(g)           All Employees shall become vested in their benefits accrued in any Benefit Plan as of the Closing Date in accordance with the terms of such Benefit Plan.

(h)           Buyer shall be a “successor employer” (as described in the regulations under Section 4980B of the Code) for purposes of providing continuation group health plan coverage as required under Section 4980B of the Code (“COBRA Continuation Coverage”)and shall provide COBRA Continuation Coverage for the Employees and their “qualified beneficiaries” (as defined in Section 4980B of the Code) with respect to “qualifying events” (as defined in Section 4980B of the Code) that occur on, prior to, or after the Closing.

(i)            Within a reasonable time prior to Closing, Seller shall provide Buyer with such pertinent data or information as Buyer shall reasonably require to determine each Employee’s service, compensation or any other information related to benefits necessary to implement the requirements of this Section 6.5 on the Closing Date. To the extent the consent of an Employee is required in order for Seller to deliver any such pertinent data, records or information to Buyer, Seller agrees to use its commercially reasonable efforts to secure such consent.

(j)            Buyer shall have the right to use a third party vendor to hire Employees and to perform certain actions on behalf of Buyer under this Section 6.5, but no such use or designation shall release Buyer from its obligations hereunder.

6.6          Termination of Certain Services and Contracts. Notwithstanding anything in this Agreement to the contrary, at or prior to the Closing, Seller shall (a) terminate, sever, or assign to Seller or a Non-Company Affiliate effective upon or before the Closing any services provided to any of the Project Companies by Seller or a Non-Company Affiliate, including the termination or severance of insurance policies (including those policies referred to in Section 6.8), Tax services, legal services and banking services (to include the severance of any centralized clearance accounts), (b) terminate or assign to Seller or a Non-Company Affiliate each Contract listed on Schedule 6.6, and (c) cause all Claims or obligations (contingent or otherwise) between any Project Company, on one hand, and Seller or any Non-Company Affiliate, on the other, to be released effective immediately prior to Closing (collectively such services, Contracts, claims or obligations, the “Terminated Contracts”).

6.7          Indebtedness. Notwithstanding anything in this Agreement to the contrary, prior to or at the Closing, Seller shall cause any and all Indebtedness of the Project Companies (other than (i) the West Georgia Bond Indebtedness and (ii) the Zeeland Gas Transportation Services Contract) to be paid in full and any and all Liens (other than (i) Permitted Liens, except for those Permitted Liens securing any Indebtedness existing prior to Closing, and (ii) Liens created by or at the behest of Buyer) securing any such Indebtedness to be released such that Buyer shall acquire the Project Companies free of any such Indebtedness or any such Liens.

6.8          Insurance. Seller shall maintain or cause to be maintained in full force and effect the material insurance policies covering the Assets of the Project Companies until the Closing or shall replace them with reasonably comparable policies. All such insurance coverage shall be terminated as of the Closing. Buyer shall be solely responsible for providing insurance to the Project Companies for any event or occurrence that occurs after the Closing. Without limiting the rights of Buyer set forth elsewhere in this Agreement, for a period of one year after the

Closing Date, if any claims may reasonably be made, or Losses occur prior to the Closing Date, that relate to the Project Companies, the Projects or the Business, and such claims, or the claims associated with such Losses, may be made against third-party insurance policies retained by Seller or its Affiliates (and specifically not any self-insurance), then Seller (on behalf of itself and its Affiliates) shall, at Buyer’s request and at Buyer’s sole cost and expense (which costs and expenses shall be reimbursed to Seller, as incurred), use its commercially reasonable efforts in an effort to permit after the Closing Date Buyer in cooperation with Seller to file, notice and otherwise continue to pursue such claims and recover proceeds under the terms of such policies (but only to the extent the terms and conditions of such policies reasonably would provide coverage for such claims, or the claims associated with such Losses and it would not materially interfere with or materially prejudice Seller’s or its Affiliates’ relationships with their insurance carriers), and, subject to all of the foregoing, Seller (on behalf of itself and its Affiliates) agrees (at Buyer’s sole cost and expense) to otherwise reasonably cooperate with Buyer or its Affiliates to make the benefits of any such third-party insurance policies available to Buyer or its Affiliates.

6.9          Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Buyer and Seller each shall pay 50% of any Transfer Taxes imposed on Buyer, Seller, any Parent Company or any Project Company by Law as a result of the sale of the Company Interests. Accordingly, if either Party (or its Affiliates) is required at Law to pay more than its share of any such Transfer Taxes, the other Party shall promptly reimburse such first Party for such amounts. Seller and Buyer shall timely file their own Transfer Tax returns as required by Law and shall notify the other Party when such filings have been made. Seller and Buyer shall cooperate and consult with each other prior to filing such Transfer Tax returns to ensure that all such returns are filed in a consistent manner. Notwithstanding the foregoing, Buyer shall be solely responsible for any Transfer Taxes arising from any action to dissolve, terminate or restructure any Project Company or to convey, distribute or transfer any assets, properties or other rights by deed, bill of sale or otherwise to or from any Project Company in each case after the Closing.

6.10        Books and Records. Seller shall deliver the books and records of each Project Company in Seller’s possession (including those set forth on Schedule 6.10) to Buyer as promptly as practicable following the Closing Date if such books and records are not present at such Project Company on the Closing Date (it being agreed that Seller may retain a copy thereof).

6.11        Tax Matters. Except as provided in Section 6.9 relating to Transfer Taxes:

(a)           With respect to any Tax return covering a taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”) that is required to be filed after the Closing Date with respect to any Project Company, (i) Seller shall cause such Tax return to be prepared in a manner consistent with practices followed in prior taxable periods and in compliance with applicable Law except as required by change in Law or fact and shall deliver such Tax return as so prepared to Buyer not later than 30 days prior to the due date (including extensions) for filing such Tax return for Buyer’s review and comments, (ii) Seller shall cooperate and consult with Buyer to finalize such Tax return, and (iii) thereafter, subject to Seller’s payment to Buyer of such Tax in compliance with Section 6.11(b), Buyer shall cause such Tax return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax return. With respect to any Tax return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Taxable Period”) that is required to be filed after the Closing Date with respect to a Project Company, (x) Buyer shall cause such Tax return to be prepared (in a manner consistent with practices followed in prior taxable periods except as required by Law or fact) and shall deliver a draft of such Tax return to Seller for Seller’s review and approval at least 15 days prior to the due date (including extensions) for filing such Tax return, (y) Seller and Buyer shall cooperate and consult with each other in order to finalize such Tax return, and (z) thereafter, subject to Seller’s payment to Buyer of any portion of such Tax in compliance with Section 6.11(b), Buyer shall cause such Tax return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax return.

(b)           Seller shall be responsible for and indemnify the Buyer Indemnified Parties against, and Seller shall be entitled to all refunds or credits of, any Tax with respect to a Project Company that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the Closing Date. Within 5 days prior to the due date for the payment of any such Tax, Seller shall pay to Buyer the amount of such Taxes, less any prepaid Taxes and less the amount, if any, accrued as a current liability with respect to such accrued Taxes in the determination of Closing Date Net Working Capital. With respect to a Straddle Taxable Period, Seller and Buyer shall determine the Tax attributable to the portion of the Straddle Taxable Period that ends on the Closing Date by an interim closing of the books of such Project Company as of the Closing Date, except for ad valorem or property Taxes (“Property Taxes”) and franchise Taxes based solely on capital which shall be prorated on a daily basis to the Closing Date. For this purpose, any franchise Tax paid or payable with respect to a Project Company shall be allocated to the taxable period for which payment of the Tax provides the right to engage in business, regardless of the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured. In determining whether a Property Tax is attributable to a Pre-Closing Taxable Period or a Straddle Taxable Period, any Property Tax that is based on the assessed value of any assets, property or other rights as of any lien date or other specified valuation date shall be deemed a Property Tax attributable to the taxable period (whether a fiscal year or other tax year) specified on the relevant Property Tax bill that is issued with respect to that lien date or other valuation date.

(c)           Buyer shall be responsible for and indemnify Seller against, and Buyer shall be entitled to all refunds and credits of, all Taxes of the Project Companies that are attributable to a taxable period (or portion thereof) beginning after the Closing Date.

(d)           With respect to any Tax for which Seller is responsible, Seller shall have the right, at its sole cost and expense, to control (in the case of a Pre-Closing Taxable Period) or participate in (in the case of a Straddle Taxable Period) the prosecution, settlement or compromise of any proceeding involving such Tax, including the determination of the value of property for purposes of real and personal property ad valorem Taxes. Buyer shall (and shall cause the relevant Project Company to) take such action in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Notwithstanding the foregoing, Buyer shall be entitled to participate in any proceeding involving a Pre-Closing Taxable Period, and Seller shall not settle any proceeding with respect to any issue that could materially and adversely affect Buyer or the applicable Project Company in a taxable period (or portion thereof) beginning after the Closing Date without Buyer’s prior written consent, not to be unreasonably withheld. Buyer shall (and shall cause the relevant Project Company to) give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Seller is responsible within 20 days after its receipt of such notice; failure to give any such written notice within such 20-day period shall limit Seller’s indemnification obligation pursuant to this Agreement to the extent Seller is actually prejudiced by such failure.

(e)           Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Project Companies within the possession of Seller (including workpapers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. Buyer shall grant or cause the Project Companies to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Project Companies for Pre-Closing Taxable Periods or Straddle Taxable Periods within the possession of Buyer (including workpapers and correspondence with Taxing Authorities) and to the Employees, and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, Seller and Buyer will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Project Companies for Pre-Closing Taxable Periods or Straddle Taxable Periods until the later of (i) seven years or (ii) six months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided, that neither Party shall dispose of any of the foregoing items without first offering such items to the other Party.

(f)            If after the Closing Buyer or a Project Company receives a refund or utilizes a credit of any Tax of a Project Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date, Buyer shall pay to Seller within 10 Business Days after such receipt or utilization an amount equal to such refund received or credit utilized, together with any interest received or credited thereon net of any costs associated therewith. Buyer shall, and shall cause the Project Company to, use commercially reasonable efforts to obtain a refund or credit of any Tax of the Project Company attributable to a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date or to mitigate, reduce or eliminate any such Tax that could be imposed for a Pre-Closing Taxable Period or that portion of a Straddle Taxable Period ending on the Closing Date (including with respect to the transactions contemplated hereby).

(g)           Any rights and obligations in this Section 6.11 shall be adjusted for any amounts relating to Taxes that are included in the calculation of Closing Date Net Working Capital.

(h)           To the extent that the provisions of Article X are inconsistent with or conflict with the provisions of this Section 6.11, the provisions of this Section 6.11 shall control.

6.12        Schedule Update. From time to time prior to the Closing Date, Seller may at its option supplement or amend and deliver updates to the Schedules (each a “Schedule Update”) that are necessary to complete or correct any information in such Schedules or in any representation or warranty of Seller that has been rendered inaccurate since the date of this Agreement. If (a) Buyer has the right to terminate the Agreement pursuant to Section 9.1(c) and does not exercise such right as a result of such Schedule Update within 10 days and (b) the Schedule Update pursuant to this Section 6.12 relates to events occurring or conditions arising after the date of this Agreement, then such Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the date of this Agreement, to have qualified the representations and warranties contained in Article IV as of the date of this Agreement, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter. Any Schedule Updates delivered pursuant to this Section 6.12 that relate to events occurring or conditions existing on or prior to the date of this Agreement shall not qualify the representations and warranties, or cure any misrepresentation or breach of warranty hereunder.

6.13        Casualty. If any Asset of the Project Companies is damaged or destroyed by casualty loss after the date hereof and prior to the Closing (a “Casualty Loss”), and (a) the cost of restoring such damaged or destroyed Asset to a condition reasonably comparable to its prior condition and (b) the amount of any lost profits reasonably expected to accrue after Closing as a result of such Casualty Loss to such Asset (net of and after giving effect to any insurance proceeds available to the Project Companies for such restoration and lost profits and any tax benefits related thereto) (such costs and lost profits with respect to any Asset of the Project Companies, the “Restoration Cost”) is greater than $5,000,000 but does not exceed 10% of the Base Purchase Price, Seller may elect to reduce the amount of the Purchase Price by the estimated Restoration Cost (as estimated by a qualified firm reasonably acceptable to Buyer and Seller and selected by Buyer and Seller in good faith and promptly after the date of the event giving rise to the Casualty Loss), by notice to Buyer, and such Casualty Loss shall not affect the Closing. If Seller does not make any such election within 60 days after the date of such Casualty Loss, Buyer may elect to terminate this Agreement within 10 Business Days after the end of such 60 day period by written notice to Seller. If the Restoration Cost is in excess of 10% of the Base Purchase Price, Seller may, by notice to Buyer within 60 days after the date of such Casualty Loss, elect to (m) reduce the Purchase Price by the estimated Restoration Cost (as estimated by a qualified firm reasonably acceptable to Buyer and Seller and selected by Buyer and Seller in good faith and promptly after the date of the event giving rise to the Casualty Loss), or (n) terminate this Agreement, in each case by providing written notice to Buyer. If Seller does not make any such election within 60 days after the date of such Casualty Loss, Buyer may elect to terminate this Agreement within 10 Business Days after the end of such 60 day period by written notice to Seller. If the Restoration Cost is $5,000,000or less, (x) neither Buyer nor Seller shall have the right or option to terminate this Agreement and (y) there shall be no reduction in the amount of the Purchase Price. To the extent Seller elects to reduce the amount of the Purchase Price by the estimated Restoration Cost pursuant to this Section 6.13, Buyer will, at Seller’s election, (i) assign to Seller any rights to any contribution available under any long term service agreement, or (ii) at Seller’s sole cost and expense, use commercially reasonable efforts to pursue such available contribution on Seller’s behalf for the benefit of Seller.

6.14        Condemnation. If any Asset of the Project Companies is taken by condemnation after the date hereof and prior to the Closing and such Asset has the sum of (a) a condemnation value and (b) to the extent not included in preceding clause (a), the amount of any lost profits reasonably expected to accrue after Closing as a result of such condemnation of such Asset (net of and after giving effect to any condemnation award any tax benefits related thereto) (such sum with respect to any such Asset, the “Condemnation Value”) is greater than $5,000,000 but does not have a Condemnation Value (as determined by a qualified firm reasonably acceptable to Buyer and Seller and selected by Buyer and Seller in good faith and promptly after the date of the event giving rise to the Casualty Loss) in excess of 10%of the Base Purchase Price, Seller may elect to reduce the Purchase Price by such Condemnation Value (less the amount of any condemnation award and tax benefits related thereto) by notice to Buyer, and such condemnation shall not affect the Closing. If Seller does not make such an election within 60 days after the date of such condemnation, Buyer may elect to terminate this Agreement within 10 Business Days after such 60-day period by written notice to Seller. If the Condemnation Value is in excess of 10% of the Base Purchase Price, Seller may, by notice to Buyer within 60 days after the award of condemnation proceeds, elect to (m) reduce the Purchase Price by such Condemnation Value (after giving effect to any condemnation award available and tax benefits related thereto) or (n) terminate this Agreement, in each case by providing written notice to Buyer; provided, however, that if Seller does not make such an election, then Buyer may, by written notice to Seller, terminate this Agreement within 10 Business Days of receipt by Buyer of Seller’s notice regarding its election. If the Condemnation Value is $5,000,000 or less, (x) neither Buyer nor Seller shall have the right or option to terminate this Agreement and (y) there shall be no reduction in the amount of the Purchase Price.

6.15        Confidentiality.

(a)           Any information or materials furnished by Seller to Buyer on and after the date of this Agreement shall be subject to the Confidentiality Agreement; provided that Buyer shall not have any obligation to maintain the confidentiality of information with respect to the Project Companies from and after the Closing. In the event of any conflict between this Agreement and the Confidentiality Agreement, the Confidentiality Agreement shall prevail.

(b)           Upon the other Party’s prior written approval (which shall not be unreasonably withheld), either Party may provide Evaluation Materials to any Governmental Authority with jurisdiction as necessary to comply with Section 6.1. To the extent permitted by Law, the disclosing Party shall seek confidential treatment for the Evaluation Materials provided to any Governmental Authority and the disclosing Party shall notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Evaluation Materials.

(c)           The obligations of the Parties in this Section 6.15 will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other, any transfer of the Company Interests and the Closing of the transactions contemplated in this Agreement.

6.16        Public Announcements. Subject to a Party’s reasonable judgment that it is otherwise required by Law or by the rules of a national securities exchange to make such disclosure, such Party shall, and shall cause its Affiliates (as applicable), to (a) consult with the other Party regarding the timing and content of all announcements regarding this Agreement, the Closing and the other transactions contemplated by this Agreement to the financial community, any Governmental Authority, customers, suppliers or the general public and (b) use its reasonable best efforts to agree upon the text of any such announcement with the other Party prior to its release.

6.17        Release of Guaranties, etc. With respect to each guaranty, letter of credit, indemnity, performance or surety bond or similar credit support arrangement issued by or for the account of Seller or any Non-Company Affiliate in relation to the Business of any Project Company shown on Schedule 6.17 and any other such guaranty, letter of credit, indemnity, performance or surety bond or similar credit support arrangement involving obligations of Seller or any Non-Company Affiliate in the aggregate of not more than $5 million (collectively, the “Support Obligations”), Buyer shall obtain, prior to the Closing, substitute credit support arrangements in replacement for the Support Obligations, and shall procure that Seller and its Non-Company Affiliates, and, where applicable, their sureties or letter of credit issuers, be fully released from their respective obligations under the Support Obligations, in form and substance reasonably satisfactory to Seller. Seller will cooperate reasonably with Buyer with respect to the foregoing.

6.18        Buyer’s Reasonable Best Efforts.

(a)           Buyer shall promptly notify Seller of any proposal by any of the institutions party to a Financing Document to withdraw, terminate or make a material change in the amount or terms of such financing commitment that could reasonably be expected to adversely affect the ability of Buyer to consummate the financing contemplated by such Financing Documents in accordance with its terms. In addition, upon Seller’s reasonable request, Buyer shall advise and update Seller, in a level of detail reasonably satisfactory to Seller, with respect to the status, proposed closing date, and material terms of the Financing Documents. Buyer shall not consent to any amendment, modification or early termination of any Financing Documents that could reasonably be expected to adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b)           Buyer shall use reasonable best efforts to (i) maintain the effectiveness of the Financing Documents in accordance with their terms, (ii) enter into definitive documentation with respect to the Financing Documents, (iii) satisfy all funding conditions to the Financing Documents set forth in the definitive documentation with respect to the financing contemplated by the Financing Documents, and (iv) consummate the financing contemplated by the Financing Documents (including by extension of the Financing Documents on substantially equivalent or better terms or, if the Financing Documents expire, obtaining alternative financing in an aggregate principal amount equal to the amounts set forth in, and on terms substantially equivalent to or better than the terms of, the Financing Documents).

6.19        Assignments; Back-to-Back Arrangements.

(a)           Seller agrees to use its commercially reasonable efforts to cause Mirant Energy Trading to assign to Buyer the Contracts listed on Schedule 6.19(a) (each, a “Commercial Agreement”) prior to the Closing and to use its commercially reasonable efforts to cause Mirant

Energy Trading to obtain any consents or approvals required in connection with such assignment. If Mirant Energy Trading is unable to assign a Commercial Agreement or obtain such consents or approvals with respect to a Commercial Agreement noted by an asterisk on Schedule 6.19(a) prior to the Closing, Buyer shall and Seller shall cause Mirant Energy Trading to execute and deliver the Master Back-to-Back Agreement and such Commercial Agreement shall be subject to the Master Back-to-Back Agreement until such required consents or approvals are obtained and the rights and obligations of Mirant Energy Trading and Buyer with respect to such Commercial Agreement shall be governed by the Master Back-to-Back Agreement. Notwithstanding the foregoing, the Parties understand and agree that if such required consents or approvals are not obtained with respect to any Commercial Agreement noted by an asterisk on Schedule 6.19(a) for any reason, then the Master Back-to-Back Agreement shall continue in full force and effect with respect to such Commercial Agreement in accordance with its respective terms.

(b)           If, after the date of this Agreement, and in the reasonable judgment of Buyer and Seller, the required consents and approvals to assign a Commercial Agreement are received, and if Mirant Energy Trading is released by the counterparty to such Commercial Agreement from further liability under such Commercial Agreement, including any related guarantees or credit support provided by Seller or any Non-Company Affiliate, and the terms and conditions, if any, of such approvals and consents do not materially alter the terms and conditions of such Commercial Agreement (unless such terms and conditions are reasonably acceptable to Seller and Buyer), then, without further action by any Person other than notice from Seller to Buyer (the “Assignment Notice”): (i) Seller shall cause such Commercial Agreement to be assigned by Mirant Energy Trading to Buyer and Buyer shall assume such Commercial Agreement by and pursuant to this Agreement effective as of the date immediately following the date of Seller’s delivery of the Assignment Notice (the “Effective Time of Transfer”); (ii) such Commercial Agreement shall be deemed to be removed from Schedule A to the Master Back-to-Back Agreement as of the Effective Time of Transfer; and (iii) Buyer shall, pursuant to this Agreement, assume and agree to discharge, to the maximum extent permitted by Law, all of the liabilities and obligations of Mirant Energy Trading, Seller and any Non-Company Affiliate arising or accruing following the Effective Time of Transfer under such Commercial Agreement, whether direct or indirect, known or unknown, absolute or contingent, in accordance with and subject to the respective terms and conditions thereof.

(c)           Except as provided for in the Master Back-to-Back Agreement: (i) no assignment of a Commercial Agreement under this Section 6.19 shall include any accounts receivable or other similar collection right of Mirant Energy Trading regarding the physical or financial delivery of electric energy or natural gas prior to the Effective Time of Transfer, nor any claims of Mirant Energy Trading against the relevant counterparty to such Commercial Agreement for damages or other compensation that may have accrued under such Commercial Agreement prior to the Effective Time of Transfer; (ii) no assumption by Buyer of a Commercial Agreement under this Section 6.19 shall include any liabilities arising by reason of any breach or default by Mirant Energy Trading under such Commercial Agreement prior to the Effective Time of Transfer, nor shall any accounts payable or other similar obligations of Mirant Energy Trading regarding the physical or financialdelivery of electric energy or natural gas by the counterparty to such Commercial Agreement to or for the benefit of Mirant Energy Trading prior to the Effective Time of Transfer be payable or assumed by Buyer; and (iii) no termination of the applicability of the Master Back-to-Back Agreement with respect to a Commercial Agreement under Section 6.19(b) shall release or discharge Mirant Energy Trading or Buyer of or from any debts, obligations or liabilities relating to such Commercial Agreement which accrued under such Commercial Agreement prior to the effectiveness of that termination and which remain unpaid or not performed or discharged as of such termination, including without limitation, any claims under the Master Back-to-Back Agreement arising out of a breach or default by Mirant Energy Trading or Buyer.

6.20        Letter of Credit. On or prior to January 18, 2007, Buyer shall either (i) provide to Seller an amount in cash equal to 10% of the Base Purchase Price to be held by Seller as collateral segregated from other accounts to secure Buyer’s obligations under Section 9.2, or (ii) deliver to Seller the Letter of Credit, and Buyer thereafter shall cause the Letter of Credit to remain in full force and effect (or a substitute letter of credit containing substantially identical terms and credit to the Letter of Credit delivered to remain in full force and effect) until the Closing or as otherwise expressly provided herein. Seller shall not draw upon, or exercise any rights with respect to, the Letter of Credit except to the extent Seller is permitted to do so under Section 9.2(b) of this Agreement. On the earlier of (a) the Closing Date or (b) five Business Days after the date on which this Agreement is terminated in a manner which does not give rise to a right on the part of Seller to draw on the Letter of Credit pursuant to Section 9.2(b), Seller shall instruct the bank issuing the Letter of Credit to terminate the Letter Credit and shall surrender the Letter of Credit to such bank for cancellation.

6.21        Distributions. Notwithstanding anything herein to the contrary, the parties agree that Seller shall have the right, at or prior to the Closing, to cause the Project Companies to distribute all of the cash and accounts receivable held by the Project Companies to Seller or its Affiliates. No adjustment shall be made to the Base Purchase Price as a result of any such distributions.

6.22        Allocation of Certain Items. The Parties acknowledge and agree that payments or adjustments to be made or received with respect to any Contract of a Project Company, which consistent with the past practices of such Project Company are expected to be made after the Closing Date which are set forth on Schedule 6.22, shall be prorated as of the Closing Date as follows: (a) Buyer shall pay to Seller the amount of any payment or adjustment (net of any Taxes and third party collection costs) received by Buyer or a Project Company to the extent such payment or adjustment relates to the operation of the Business of such Project Company prior to the Closing Date and (b) Seller shall reimburse Buyer for any payment or adjustment required to be made by Buyer or a Project Company to the extent such payment or adjustment relates to the operation of the Business of such Project Company prior to the Closing Date. Any amount payable pursuant to this Section 6.22 shall be paid in cash as soon as practicable after the facts giving rise to such payment are known to Seller and Buyer; provided, however, that such payments shall not be required to the extent such amounts are adequately reflected in the Closing Date Net Working Capital.

6.23        Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

6.24        Monthly Operating Report. During the Interim Period, promptly after their preparation, Seller shall cause each Project Company to provide Buyer with a monthly operating report with respect to such Project Company prepared in the ordinary course of business in a form consistent with past practice.

6.25        Major Maintenance. Seller shall use commercially reasonable efforts to perform or cause to be performed, maintenance for the Project Companies, including major maintenance and inspections, in accordance with the timing and specifications set forth in the long term service agreements with General Electric International, Inc.

6.26        Sale of Additional Equipment. To the extent that Seller and its Affiliates receive all approvals necessary to sell Equipment B, including the approval of the United States Bankruptcy Court, Northern District of Texas, Fort Worth Division (the “Required Equipment Approvals”), Seller shall cause its Affiliates to sell to Buyer, and Buyer shall purchase from Seller’s Affiliates, Equipment B pursuant to the Bill of Sale in the form attached hereto as Exhibit 2.4-E. If Seller and its Affiliates do not receive the Required Equipment Approvals prior to Closing, then the Base Purchase Price shall be reduced by $22 million.

6.27        Seller Creditworthiness. If Seller fails to maintain a Minimum Net Worth of at least $700 million at any time from the Closing until the five year anniversary of the Closing or at least $100 million thereafter, then Seller shall cause one of its Affiliates with a Minimum Net Worth of at least such amount during such relevant time period to guarantee to Buyer, in a form and substance reasonably satisfactory to Buyer, the obligations of Seller under Section 10.1 of this Agreement (it being agreed that Seller may, from time to time, substitute a different Affiliate with such applicable Minimum Net Worth for the Affiliate then guaranteeing such obligations and Buyer shall promptly release such Affiliate then guaranteeing such obligations).

6.28        Bosque Conversion. With respect to the Permit set forth on Schedule 6.28 applicable to the construction of Phase III of the Bosque Project, Seller agrees that, if the Closing has not occurred on or before April 30, 2007, upon the posting of a letter of credit in an amount and in a form reasonably satisfactory to Seller to secure the indemnity obligations and other commitments below, Buyer may begin, at Buyer’s sole cost and expense, construction relating to the conversion of the Bosque Project in connection with the construction of Phase III if Buyer reasonably believes such construction is required to maintain such Permit in full force and effect. Buyer shall indemnify and hold Seller harmless from and against any and all Losses suffered by Seller and its Affiliates resulting or arising directly or indirectly from any actions or failure to act taken in performing such construction at the Bosque Project by Buyer, any of Buyer’s Affiliates or any agent or representative of Buyer or its Affiliates, including any contractor or subcontractor or other worker performing such services. If Buyer undertakes construction at the Bosque Project pursuant to this Section 6.28 and this Agreement is terminated for any reason, Buyer agrees that, if Seller shall elect in writing, Buyer, at its sole cost and expense shall remove any construction so performed and restore the portion of the Bosque Facility on which such construction was performed to substantially the same condition that existed immediately prior to the commencement of such construction.

6.29        Transition Services Arrangements.

(a)           For a period of three months following the Closing Date, upon the request from time to time from Buyer, Seller shall provide or cause to be provided to the Project Companies or Buyer those services listed on Schedule 6.29(a) as are requested by Buyer (but Seller shall have no obligation to provide any such services that were provided by any Employee on or after the Closing or any third party vendor used by Buyer) (the services listed thereon, collectively, the “Transition Services”). Seller shall or shall cause its Affiliates to perform any Transition Services provided hereunder in good faith, on a commercially reasonable basis, (i) in all material respects in compliance with all Laws and (ii) to the extent not inconsistent therewith, in a similar manner as the same or comparable services were provided by Seller or its Affiliates to the Project Companies as of the Closing Date; provided, however, that (x) Seller shall have no liability to Buyer or its Affiliates for any acts or omissions of it or of any Non-Company Affiliate in connection with this Section 6.29 and the Transition Services (and Buyer shall indemnify and hold harmless Seller and the Non-Company Affiliates from and against any and all losses, liabilities and expenses relating to the Transition Services) except to the extent of the gross negligence or willful misconduct of Seller or such Non-Company Affiliate and (y) the exclusive remedies of Buyer and its Affiliates against Seller and the Non-Company Affiliates for any breach of this Section 6.29 shall be limited to termination (effective upon notice) of the affected Transition Service and monetary damages, which in no event shall exceed the amount paid to Seller and the Non-Company Affiliates for the affected Transition Services pursuant to Section 6.29(b). Buyer also acknowledges and agrees that if certain personnel of Seller and/or the Non-Company Affiliates may leave the employment of such Persons or terminate their employment or contract with such Persons during the period during which Seller shall provide Transition Services hereunder, and that the loss of such personnel materially impedes Seller’s ability to perform its obligations hereunder or provide the requested Transition Services, Seller shall provide notice to Buyer and shall have no obligation to provide the requested Transition Services. Seller makes no representation or warranty regarding the ability of Seller and/or the Non-Company Affiliates to retain any such employees or subcontractors and neither Seller nor any of its Affiliates shall have any liability as to the result of the loss of any such employees.

(b)           Buyer, upon not less than 30 days’ written notice, at any time and from time to time may, as of the date set forth in such notice (which may not precede the end of such 30-day period without Seller’s approval), reduce or terminate its right to receive (and Seller’s associated obligations to provide or cause the provision of) any or all of the applicable Transition Services. Buyer shall pay Seller for the Transition Services fees in accordance with Schedule 6.29(b). No later than the 15th Business Day after each calendar month during which Seller or its Affiliates provided Transition Services, beginning with the calendar month immediately following the Closing, Seller shall submit an invoice to the Buyer for such fees incurred during such calendar month. If the Closing occurs on a day other than the last day of a month, the first invoice shall be only for those Transition Services provided from such date until the end of the month in which the Closing took place. Buyer shall pay or cause to be paid each such invoice it receives within 15 days after its receipt.

6.30        Assignment of Certain Agreements. Seller shall cause (i) the Transmission Services Agreements (225 MW and 275 MW) by and between Mirant Energy Trading and the Nevada Power Corp., dated July 31, 2003, and (ii) the Confirmation Agreement (200 MW)

between Mirant Energy Trading and Nevada Power Company pursuant to the Western Systems Power Pool Agreement, dated November 16, 2006, to be assigned to Mirant Las Vegas at or prior to Closing.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer):

7.1          Representations and Warranties.

(a)           The representations and warranties (other than the Title and Authority Representations) made by Seller in Articles III and IV (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes permitted or contemplated hereby; (ii) representations and warranties which are as of a specific date, which shall be true and accurate as of such date, subject to the immediately following clause (iii); or (iii) where the failure to be true and accurate would not in the aggregate have a Material Adverse Effect or have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby.

(b)           The Title and Authority Representations made by Seller shall be true and accurate in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except for (i) changes permitted or contemplated hereby, or (ii) representations and warranties which are as of a specific date, which shall be true and accurate as of such date.

7.2          Performance. Seller shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing.

7.3          Officer’s Certificate. Seller shall have delivered to Buyer at the Closing a certificate of an officer of Seller, dated as of the Closing Date, as to the matters set forth in Sections 7.1 and 7.2.

7.4          Orders and Laws. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the purchase and sale of the Company Interests pursuant to this Agreement may not be consummated as provided in this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority which is reasonably likely to result in any such injunction, writ or preliminary restraining order or to otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

7.5          Consents and Approvals. The Buyer Approvals and those Company Consents marked with an asterisk on Schedule 4.2 shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

7.6          Resignation of Members, Managers, Officers and Directors. Seller shall have caused the resignation or removal of all members, managers, partners, officers and directors, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee relating to the Projects or established under the Project Companies’ Organizational Documents, and shall have delivered to Buyer at the Closing evidence of such resignations or removals.

7.7          Release of Indebtedness; Release of Liens. Seller shall have delivered to Buyer evidence of (a) cancellation of all Indebtedness other than the West Georgia Bond Indebtedness, including any intercompany Indebtedness between any Project Company, on the one hand, and Seller or any Non-Company Affiliate, on the other hand; and (b) release of the Liens, if any, on the Assets of the Project Companies (other than (i) Permitted Liens, except for those Permitted Liens securing any Indebtedness existing prior to the Closing, and (ii) Liens created by or at the behest of Buyer) and the Company Interests (other than Liens created by or at the behest of Buyer).

ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller):

8.1          Representations and Warranties. The representations and warranties made by Buyer in Article V shall be true and accurate on and as of the Closing Date as though made on and as of the Closing Date, except for (a) changes permitted or contemplated hereby; (b) representations and warranties which are as of a specific date, in which event they shall be true and accurate as of such date, subject to the immediately following clause (c), or (c) where the failure to be true and accurate would not in the aggregate have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

8.2          Performance. Buyer shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

8.3          Officer’s Certificate. Buyer shall have delivered to Seller at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, as to the matters set forth in Sections 8.1 and 8.2.

8.4          Orders and Laws. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the purchase and sale of the Company Interests pursuant to this Agreement may not be consummated as provided in this Agreement and no proceeding or lawsuit shall have been commenced by any Governmental Authority which is reasonably likely to result in any such injunction, writ or preliminary restraining order or to otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

8.5          Consents and Approvals. The Seller Approvals shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Authority shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

8.6          Ratings Confirmation. Mirant North America shall have received written confirmation from each of S&P and Moody’s that the credit ratings assigned to the loans under that certain Credit Agreement, dated as of January 30, 2006 among Mirant North America, JPMorgan Chase Bank, N.A., as Administrative Agent, and Deutsche Bank Securities Inc. and Goldman Sachs Credit Partners L.P., as Co-Syndication Agents, shall be no lower than BB- Credit Watch Negative and Ba3, respectively, after giving effect to the transactions contemplated by this Agreement (the “Ratings Confirmation”).

ARTICLE IX
TERMINATION

9.1          Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before the Closing as follows:

(a)           by Seller or Buyer, by written notice to the other, if any Law or final order restrains, enjoins or otherwise prohibits or makes illegal the transactions contemplated pursuant to this Agreement;

(b)           by Seller, by written notice to Buyer, if Buyer has (i) breached its obligation to pay the Purchase Price pursuant to Sections 2.2 and 2.5, or (ii) breached in any material respect any other representation, warranty, covenant, agreement or obligation in this Agreement and such breach, in the case of this clause (ii), has not been cured within 20 days following written notification thereof;

(c)           by Buyer, by written notice to Seller, if Seller has breached any representation, warranty, covenant, agreement or obligation in this Agreement and (i) such breach has not been cured within 20 days following written notification thereof; provided, however, that if, at the end of such 20 day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have an additional 20 days in which to effect such cure and (ii) such breach (to the extent not cured) would result in a Material Adverse Effect or have a material adverse effect on Seller’s ability to perform its obligations hereunder;

(d)           by Buyer or Seller, by notice to the other, on or after June 30, 2007(or August 14, 2007 if Buyer is required to dispose of or hold separate any assets or businesses by a Governmental Authority and is using its good faith efforts to do so) or such later date as the Buyer and Seller may agree in writing; provided, that Buyer cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of Buyer to perform any of its obligations hereunder and Seller cannot terminate this Agreement under this provision if the failure of the Closing to occur is the result of the failure on the part of Seller to perform any of its obligations hereunder;

(e)           by Buyer or Seller, in accordance with Section 6.13 or Section 6.14;

(f)            by Seller, by written notice to Buyer, if Buyer has breached its obligation under Section 6.20 and such breach has not been cured within one Business Day; and

(g)           by mutual written consent of Buyer and Seller.

9.2          Effect of Termination; Break Up Fee.

(a)           If this Agreement is validly terminated pursuant to Section 9.1, there will be no liability or obligation on the part of Seller or Buyer (or any of their respective Representatives or Affiliates), except as provided in this Section 9.2 and Section 9.3.

(b)           If this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(d) (in the case of Section 9.1(d), if the right to terminate applies due to a failure by Buyer to comply with Section 2.2, 2.5 or 6.1(c)(ii) or 6.1(c)(iii)) or Section 9.1(f), then, in lieu of all other Claims and remedies that might otherwise be available with respect thereto, including elsewhere hereunder and notwithstanding any other provision of this Agreement, (i) Buyer hereby agrees to pay immediately to Seller, as liquidated damages in connection with such termination, an amount in immediately available funds equal to 10% of the Base Purchase Price, and (ii) Seller shall have the right immediately to draw on the Fund Guaranty or the Letter of Credit to satisfy such payment obligation of Buyer. The provision for payment of liquidated damages in this Section 9.2(b) has been included because, in the event of termination of this Agreement pursuant to Section 9.1(b), Section 9.1(d) or Section 9.1(f), the actual damages to be incurred by Seller are reasonably expected to approximate the amount of liquidated damages set forth in this Section 9.2(b) and because the actual amount of such damages would be difficult if not impossible to measure precisely.

(c)           Regardless of the reason for termination, Sections 6.2(b), 6.15, 6.16, 9.2, 9.3, 10.5(a), and 10.5(b) and Article XI will survive any termination of this Agreement, and each Party shall continue to be liable for any willful breach of this Agreement by it occurring prior to such termination.

(d)           Upon termination of this Agreement by either Party for any reason, each Party shall return or destroy, in accordance with the terms of the Confidentiality Agreement, all documents and other materials of any other Party relating to the Project Companies, the Assets of the Project Companies, or this Agreement and the transactions contemplated hereby, including any information relating to the Parties to this Agreement, whether obtained before or after the execution of this Agreement and all information received by Buyer with respect to the Project Companies, the Assets of the Project Companies or Seller shall remain subject to the Confidentiality Agreement.

9.3          Specific Performance and Other Remedies. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

ARTICLE X
INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS

10.1        Indemnification.

(a)           Subject to Section 10.2, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer, each of the Project Companies, and their respective partners, members, officers, employees, Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from:

(i)            any breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement) of any representation or warranty of Seller contained in this Agreement, any Ancillary Agreement or any certificates delivered in connection herewith or therewith;

(ii)           any breach of any covenant or agreement of Seller or any Parent Company contained in this Agreement, any Ancillary Agreement or any certificates delivered in connection herewith or therewith; and

(iii)          the Excluded Liabilities.

(b)           Subject to Section 10.2, from and after Closing, Buyer shall indemnify, defend and hold Seller and its stockholders, officers, employees, Affiliates and Representatives (collectively, the “Seller Indemnified Parties” and, together with Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against all Losses incurred or suffered by any Seller Indemnified Party resulting from:

(i)            any breach or inaccuracy as of the Closing Date (as though made on and as of the Closing Date except to the extent otherwise provided in this Agreement) of any representation or warranty of Buyer contained in this Agreement, any Ancillary Agreement or any certificates delivered in connection herewith or therewith; and

(ii)           any breach of any covenant or agreement of Buyer contained in this Agreement, any Ancillary Agreement or any certificates delivered in connection herewith or therewith.

10.2        Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)           the representations, warranties, covenants, agreements and obligations in this Agreement or any Ancillary Agreement shall survive the Closing; provided, however, that no Party may make or bring a Claim for liability (i) with respect to any representations or warranties (or in any certificate relating thereto) contained in Articles III, IV or V (other than those representations and warranties contained in Section 3.2 (Authority), Section 4.1 (Organization), Section 4.3 (Capitalization), Section 4.6 (Subsidiaries) and Section 5.2 (Authority) (collectively, the “Title and Authority Representations”)) after twelve months following the Closing Date, (ii) with respect to the Title and Authority Representations, after the five-year anniversary of the Closing Date, and (iii) with respect to the representations and warranties contained in Section 4.11 (Taxes) and the covenants in Section 6.11 (Tax Matters), after 60 days following the expiration of the applicable statute of limitations;

(b)           any breach of this Agreement or any certificate relating hereto in connection with any single item or group of related items that results in Losses of less than $500,000 shall be deemed, for all purposes of this Agreement, not to be a breach of this Agreement or any certificate relating hereto;

(c)           Seller shall have no liability for a breach of this Agreement (other than any breach of the Title and Authority Representations, a breach of a representation or warranty contained in Section 4.11 (Taxes) or a matter covered by Section 6.11 (Tax Matters)) until the aggregate amount of all Losses incurred by Buyer equals or exceeds1.5%of the Base Purchase Price (the “Deductible Amount”), in which event Seller shall be liable for Losses only to the extent they are in excess of the Deductible Amount (except as otherwise set forth in this Section 10.2);

(d)           in no event shall Seller’s aggregate liability, other than with respect to the indemnification obligations set forth in Section 10.1(a)(iii), (i) arising out of or relating to this Agreement, whether relating to breach of representation and warranty, covenant, agreement or obligation in this Agreement and whether based on contract, tort, strict liability, other Laws or otherwise, exceed 10% of the Base Purchase Price, except as set forth in clause (ii) below; and (ii) arising out of or relating to any breach of a Title and Authority Representation, a breach of a representation or warranty contained in Section 4.11 (Taxes) or a matter covered by Section 6.11 (Tax Matters) (together with the aggregate liability pursuant to clause (i) above) exceed 100% of the Base Purchase Price;

(e)           Seller shall have no liability for any breach of this Agreement or any certificate relating hereto by Seller if Buyer had knowledge of such breach or inaccuracy as of the date hereof (and for purposes of this Section 10.2(e), the documents and materials disclosed to Buyer or its Representatives in the course of its due diligence, and their contents, are deemed to be known to Buyer);

(f)            other than with respect to the Southern Company and Other Claims, Seller shall have no liability under this Article X to indemnify any Indemnified Party with respect to a Loss to the extent that such Loss arose from or was related to any liability of Seller, any Project Company or any Non-Company Affiliate prior to the “effective date” of the chapter 11 plan confirmed by the Bankruptcy Order, other than Losses directly arising as a result of the failure of Mirant Corporation and/or its Affiliates to provide the treatment afforded to such pre-effective date liabilities in the manner set forth in such chapter 11 plan;

(g)           no Indemnifying Party shall have any liability under this Article X to indemnify any Indemnified Party with respect to a Loss to the extent that the Loss arose from or was exacerbated by any action taken directly or indirectly by any Indemnified Party on or after the Closing Date;

(h)           any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article X shall be required to use commercially reasonable efforts to mitigate the Loss including taking any actions reasonably requested by the Indemnifying Party and an Indemnifying Party shall not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to mitigate;

(i)            no Party shall have any liability for any Loss which would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date;

(j)            Seller shall have no liability for any Losses that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved asset above its value on the Closing Date or which represent the cost of repair or replacement exceeding the lowest reasonable cost of repair or replacement;

(k)           the Losses suffered by any Indemnified Party shall be calculated after giving effect to any amounts covered by third parties, including insurance proceeds, in each case net of the reasonable third party out of pocket costs and expenses associated with such recoveries, and net of any associated tax benefits to Buyer or any Project Company (it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder). If any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of the reasonable third party out of pocket costs and expenses associated with such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceedings or third party recoveries relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment; and

(l)            upon and after the Closing, none of the Project Companies shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Seller Indemnified Party whole for or on account of any indemnification claim made by the Seller or any of its Affiliates of Representatives for any breach of any representation, warranty, covenant or agreement of Seller, and Seller shall have no right of contribution against any Project Company with respect to such matters.

10.3        Indirect Claims. From and after the Closing, Buyer agrees to release, indemnify and hold harmless Seller, its Affiliates, the Employees and the officers and managers of the Project Companies (acting in their capacity as such) from and against any Claims by Buyer or any of its Affiliates for controlling stockholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by Seller or any of its Affiliates in connection with the business of the Project Companies prior to the Closing.

10.4        Waiver of Other Representations.

EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND IV OR IN ANY CERTIFICATE DELIVERED HEREUNDER,

THE ASSETS OF THE PROJECT COMPANIES AND THE ADDITIONAL EQUIPMENT ARE “AS IS, WHERE IS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE FACILITIES, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OF THE PROJECT COMPANIES OR THE ADDITIONAL EQUIPMENT OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF THE PROJECT COMPANIES, THE ADDITIONAL EQUIPMENT OR THE PROJECT COMPANIES INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACTUAL OR RATED GENERATING CAPABILITY OF THE PROJECTS OR THE ABILITY OF THE PROJECT COMPANIES TO SELL FROM THE PROJECTS ELECTRIC ENERGY, CAPACITY OR OTHER PRODUCTS FROM TIME TO TIME, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE PROJECT COMPANIES AND THE ADDITIONAL EQUIPMENT, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ASSETS OF THE PROJECT COMPANIES OR THE ADDITIONAL EQUIPMENT, OR ANY PART THEREOF, INCLUDING, WITHOUT LIMITATION, WHETHER THE PROJECT COMPANIES POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE PROJECTS, IN EACH CASE EXCEPT AS SET FORTH HEREIN OR IN ANY CERTIFICATE DELIVERED HEREUNDER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN ANY CERTIFICATE DELIVERED HEREUNDER, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS MATERIALS OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN ANY CERTIFICATE DELIVERED HEREUNDER, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ASSETS OF THE PROJECT COMPANIES OR THE ADDITIONAL EQUIPMENT OR THE SUITABILITY OF THE PROJECTS FOR OPERATION AS POWER PLANTS OR AS SITES FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY AND NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER, OR BY ANY BROKER OR INVESTMENT BANKER, INCLUDING WITHOUT LIMITATION ANY INFORMATION OR MATERIAL CONTAINED IN THE DESCRIPTIVE MEMORANDUM RECEIVED BY BUYER OR ITS AFFILIATES (INCLUDING ANY SUPPLEMENTS), INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING BUT NOT LIMITED TO INFORMATION IN THE DATA ROOM, AND ANY ORAL, WRITTEN OR

ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS AND THE ADDITIONAL EQUIPMENT THAT IS NOT SET FORTH HEREIN.

10.5        Waiver of Remedies.

(a)           The Parties hereby agree that, except with respect to Claims for fraud (but not constructive fraud), neither Party shall have any liability, and neither Party shall make any Claim, for any Loss or other matter, under, relating to or arising out of this Agreement, the Company Assignment Agreements or the Closing Certificates, whether based on contract, tort, strict liability, other Laws or otherwise, except as provided in Articles IX and X.

(b)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EXCEPT AS SET FORTH IN SECTION 6.13 AND SECTION 6.14, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (“NON-REIMBURSABLE DAMAGES”), PROVIDED THAT ANY AMOUNTS PAYABLE TO THIRD PARTIES PURSUANT A THIRD-PARTY CLAIM (OTHER THAN A CLAIM FOR CONSEQUENTIAL DAMAGES ARISING UNDER A CONTRACT PROVISION AGREED TO BY THE INDEMNIFIED PARTY THAT DOES NOT NEGATE CONSEQUENTIAL DAMAGES) SHALL NOT BE DEEMED NON-REIMBURSABLE DAMAGES.

(c)           Notwithstanding anything in this Agreement to the contrary, no Representative or Affiliate of a Party shall have any personal liability to the other Party or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of such Party in this Agreement.

10.6        Procedure with Respect to Third-Party Claims.

(a)           If any Party (or as to Buyer after Closing, any Project Company) becomes subject to a pending or threatened Claim of a third party and such Party (the “Claiming Party”) believes it has a claim against the other Party (the “Responding Party”) as a result, then the Claiming Party shall promptly notify the Responding Party in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Claim is materially prejudiced by the failure to give such notice.

(b)           If any proceeding is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to this Section 10.6, the Responding Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense, (ii) the

Responding Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party and (iii) if the Responding Party is a party to the proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Claiming Party, in its sole discretion, shall have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. The Claiming Party and the Responding Party shall fully cooperate with each other and its counsel in the defense or compromise of such Claim. If the Responding Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Responding Party without the Claiming Party’s consent unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no adverse effect on any other Claims that may be made against the Claiming Party and (y) the sole relief provided is monetary damages that are paid in full by the Responding Party.

(c)           If (i) notice is given to the Responding Party of the commencement of any third-party legal proceeding and the Responding Party does not, within 30 days after the Claiming Party’s notice is given, give notice to the Claiming Party of its election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in clauses (i) through (iii) of Section 10.6(b) above become unsatisfied or (iii) a Claiming Party determines in good faith that there is a reasonable probability that a legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Responding Party under this Agreement, then the Claiming Party shall (upon notice to the Responding Party) have the right to undertake the defense, compromise or settlement of such claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending against such third-party claim (including reasonable attorneys’ fees and expenses) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such third-party claim, to the extent it is ultimately determined that such Responding Party is liable with respect to such third-party claim for a breach under this Agreement. The Responding Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

ARTICLE XI
MISCELLANEOUS

11.1        Notices.

(a)           Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Buyer, to:

c/o LS Power Development, LLC
Two Tower Center, 11th Floor
East Brunswick, NJ 08816
Facsimile No.: 732-249-7290
Attn: Senior Counsel

With copies to:

Latham & Watkins LLP
53rd at Third
885 Third Avenue
New York, NY 10022-4834
Facsimile No.: 212-751-4864
Attn: Steven Della Rocca

If to Seller, to:

Mirant Americas Inc.
c/o Mirant Corporation
1155 Perimeter Center West, Suite 100
Atlanta, Georgia 30338
Facsimile No.: 678-579-3883
Attn: President

With copies to:

Mirant Americas Inc.
c/o Mirant Corporation
1155 Perimeter Center West, Suite 100
Atlanta, Georgia 30338
Facsimile No.: 678-579-3883
Attn: General Counsel

And:

King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309
Facsimile No.: 404-572-5132
Attn: C. William Baxley

(b)           Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 11.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m.

Eastern Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Eastern Time on any Business Day or during any non-Business Day.

11.2        Entire Agreement. Except for the Confidentiality Agreement, this Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and this Agreement, the Ancillary Agreements, the Confidentiality Agreement and the other documents delivered pursuant to this Agreement contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

11.3        Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, Buyer will pay: all costs of (a) any title policy and all endorsements thereto that Buyer elects to obtain, (b) all filings required under the HSR Act, (c) all filings required to be made by Buyer with FERC or any state or local Governmental Authority and (d) all document recordation costs, including any applicable deed Transfer Taxes.

11.4        Disclosure. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any Schedule shall constitute a disclosure for purposes of all other Schedules notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other Schedule is reasonably apparent. In no event shall the inclusion of any matter in the Schedules be deemed or interpreted to broaden Seller’s representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the Schedules shall not be deemed an admission by Seller that such item represents a material exception or fact, event, or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. The Parties shall promptly notify each other of (a) the occurrence, or failure to occur, of any event, which occurrence or failure has caused any representation or warranty of such Party contained in this Agreement or in any exhibit, schedule, certificate, document or written instrument attached hereto to be untrue or inaccurate, (b) any failure of such Party to comply with, perform or satisfy, in any respect, any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement or any exhibit, schedule, certificate, document or written instrument attached hereto and (c) any notice or other communication from any Governmental Authority in connection with this Agreement, the Company Assignment Agreement or the transactions contemplated herein and therein; provided that such disclosure, except as set forth in Section 10.2(e), shall not be deemed to cure, or to relieve any Party of any liability or obligation with respect to, any breach of or failure to satisfy any representation, warranty, covenant or agreement or any condition hereunder, and, except as set forth in Section 10.2(e), shall not affect any Party’s right with respect to indemnification hereunder.

11.5        Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

11.6        Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

11.7        No Third Party Beneficiary. Except for the provisions of Sections 6.2(b), 10.1(a) and (b) and 10.3 (which are intended for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, including, without limitation, any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof.

11.8        Assignment; Binding Effect. Buyer may assign its rights and obligations hereunder to any Affiliate or Affiliates, or to Buyer’s lenders for collateral security purposes, but such assignment shall not release Buyer from its obligations hereunder. Except as provided in the preceding sentence, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, to the extent Buyer is required to dispose of or hold separate any assets or businesses by a Governmental Authority, Buyer shall be entitled to assign its rights hereunder to purchase any Project Company or any of the assets thereof in order to satisfy such requirement, but Buyer shall continue to be obligated hereunder.

11.9        Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.10      Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

11.11      Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.12      Governing Law; Venue; and Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.

(b)           THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN ATLANTA, GEORGIA AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLE WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT THEY ANY SUCH SUIT, ACTION OR PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. DURING THE PERIOD A LEGAL DISPUTE THAT IS FILED IN ACCORDANCE WITH THIS SECTION 11.12 IS PENDING BEFORE A COURT, ALL ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO SUCH LEGAL DISPUTE OR ANY OTHER LEGAL DISPUTE, INCLUDING ANY COUNTERCLAIM, CROSS-CLAIM OR INTERPLEADER, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT. EACH PARTY HEREBY WAIVES, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (A) SUCH PARTY IS NOT SUBJECT THERETO, (B) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT, (C) SUCH PARTY’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, (D) SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (E) THE VENUE OF SUCH ACTION, SUIT OR PROCEEDING IS IMPROPER. A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS SECTION 11.12 FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.

(c)           EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER

MIRANT AMERICAS INC.

By:
Name:
Title:

BUYER

LS POWER ACQUISITION CO I, LLC

By:
Name:
Title:

[Signature Page to Purchase and Sale Agreement]